                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            OmniComm Systems, Inc.
                            ----------------------
                (Name of small business issuer in its charter)

                      Delaware                11-3349762
                      --------                ----------
              (State of incorporation)  (IRS employer Ident. No.)

                                     8731
                                     ----
             (Primary Standard Industrial Classification Code No.)

             2555 Davie Road, Suite 110-B, Davie, Fl.       33317
             ----------------------------------------       -----
                  (Address of principal office)           (Zip Code)

                   Issuer's telephone number: (954) 473-1254
                         ____________________________

                    David Ginsberg, Chief Executive Officer
                            OmniComm Systems, Inc.
                         2555 Davie Road, Suite 110-B
                             Davie, Florida 33317
                                (954) 473-1254
                    (Name and address of agent of service)
                               __________________


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_______________

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_______________

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]



CALCULATION OF REGISTRATION FEE


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the average high and low sales prices of the Registrant's Common Stock on the NASDAQ Electronic Bulletin Board on December 10, 2001, for OMCM.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said
Section 8(a), may determine.

 Title of Each Class      Proposed Amount         Proposed Maximum       Maximum Aggregate            Amount of
 of Securities to be           To be                  Offering                Offering              Registration
     Registered              Registered            Price Per Unit              Price                   Fee (1)
---------------------  ----------------------  ----------------------  ----------------------  -----------------------
Common Stock
Par value
$.001 per share              22,058,334                  $0.303              $6,689,500               $1,598.79

                             SUBJECT TO COMPLETION
                       Prospectus Dated December 14, 2001

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                  PROSPECTUS
                               22,058,334 Shares

                           OMNICOMM SYSTEMS, INC.(TM)
                                  Common Stock
                             ----------------------

This prospectus ("Prospectus") covers the resale of certain shares ("Shares") of common stock, $.001 par value per share (the "Common Stock") of OmniComm Systems, Inc. ("OmniComm" or the "Company") held or acquirable by certain persons ("Selling Security Holders") named in this Prospectus. The Company could receive approximately $2,540,000 in proceeds from the sale of the Shares upon the conversion of certain securities described herein. The Shares covered hereby include (i) shares of Common Stock that are issuable upon conversion of previously-issued shares of the 8% Series B Convertible Preferred Stock (the "Series B Preferred"), (ii) shares of Common Stock that are issuable upon conversion of the 12% Convertible Notes (the "Convertible Notes"), (iii) shares of Common Stock issuable upon the exercise of warrants issued in connection with the Series B Preferred (the "Series B Warrants"), (iv) shares of Common Stock issuable upon the exercise of options and warrants to purchase Shares held by the Company's Placement Agent, (the "Unit Purchase Option"), (v) Shares of Common Stock sold in a private placement during 2000, (the "2000 Common Round") and (vi) Common Stock, held by certain Selling Security Holders (the "Series B Holders", "Convertible Note Holders", "Warrant Holders", "2000 Common Round Holders", and "Unit Purchase Options Holders").

Except for the total number of shares to which this Prospectus relates as set forth above, references in this Prospectus to the "number of Shares covered by this Prospectus," or similar statements, and information in this Prospectus regarding the number of Shares issuable to or held by the Selling Security Holders and percentage information relating to the Shares of the outstanding capital stock of the Company, are based upon the conversion ratio set forth in the instruments establishing the rights of the Series B Holders, Convertible Note Holders and Unit Purchase Option Holders, and the exercise of all the warrants by the Warrant Holders and registration of all the common stock held by the 2000 Common Round Holders and assumes that a total of 22,058,334 Shares are issued pursuant thereto. See "Selling Security Holders," "Plan of Distribution" and "Description of Capital Stock." The Shares offered would hereby represent approximately 74% of the Company's currently outstanding Common Stock. The Shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"). No underwriting discounts, commissions or expenses are payable or applicable in connection with the sale of such Shares by the Selling Security Holders. The Common Stock of the Company is quoted on the National Association of Securities Dealers, Inc. (the "NASD") OTC Bulletin Board under the symbol "OMCM". The Shares offered hereby will be sold from time to time at the then prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. On December 14, 2001, the last reported sale price of the Common Stock on the OTC Bulletin Board was $0.30 per share. This Prospectus may be used by the Selling Security Holders or any broker-dealer who may participate in sales of the Common Stock covered hereby.

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

-------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------

               The date of this Prospectus is December   , 2001.

--------------------------------------------------------------------------------
                               Table of Contents
--------------------------------------------------------------------------------

                                                                                       Location
Item                                                                                     in
No.                                    Item Caption                                  Prospectus
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
     1  Front of Registration Statement and Outside Front Cover of Prospectus
-------------------------------------------------------------------------------------------------
     2  Inside Front and Outside Back Cover Pages of Prospectus
-------------------------------------------------------------------------------------------------
     3  Summary Information and Risk Factors                                                    3
-------------------------------------------------------------------------------------------------
     4  Use of Proceeds                                                                         9
-------------------------------------------------------------------------------------------------
     5  Determination of Offering Price                                                         9
-------------------------------------------------------------------------------------------------
     6  Dilution                                                                                9
-------------------------------------------------------------------------------------------------
     7  Selling Security Holders                                                               10
-------------------------------------------------------------------------------------------------
     8  Plan of Distribution                                                                   12
-------------------------------------------------------------------------------------------------
     9  Legal Proceedings                                                                      13
-------------------------------------------------------------------------------------------------
    10  Directors, Executive Officers, Promoters and Control Persons                           13
-------------------------------------------------------------------------------------------------
    11  Security Ownership of Certain Beneficial Owners and Management                         14
-------------------------------------------------------------------------------------------------
    12  Description of Securities                                                              15
-------------------------------------------------------------------------------------------------
    13  Interest of Named Experts and Counsel                                                  16
-------------------------------------------------------------------------------------------------
    14  Disclosure of Commission Position on Indemnification for Securities Act                16
        Liabilities
-------------------------------------------------------------------------------------------------
    15  Organization Within Last Five Years                                                    16
-------------------------------------------------------------------------------------------------
    16  Description of Business                                                                17
-------------------------------------------------------------------------------------------------
    17  Management's Discussion and Analysis of Plan of Operation                              27
-------------------------------------------------------------------------------------------------
    18  Description of Property                                                                35
-------------------------------------------------------------------------------------------------
    19  Certain Relationships and Related Transactions                                         35
-------------------------------------------------------------------------------------------------
    20  Market for Common Equity and Related Stockholder Matters                               35
-------------------------------------------------------------------------------------------------
    21  Executive Compensation                                                                 36
-------------------------------------------------------------------------------------------------
    22  Financial Statements                                                                   73
-------------------------------------------------------------------------------------------------
    23  Changes In and Disagreements with Accountants on Accounting and Financial              37
        Disclosure
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
        PART II INFORMATION NOT REQUIRED IN PROSPECTUS
-------------------------------------------------------------------------------------------------
    24  Indemnification of Directors and Officers                                              37
-------------------------------------------------------------------------------------------------
    25  Other Expenses of Issuance and Distribution                                            38
-------------------------------------------------------------------------------------------------
    26  Recent Sales of Unregistered Securities                                                38
-------------------------------------------------------------------------------------------------
    27  Exhibits                                                                               41
-------------------------------------------------------------------------------------------------
    28  Undertakings                                                                           42
-------------------------------------------------------------------------------------------------

PART I INFORMATION REQUIRED IN PROSPECTUS

ITEM NO. 3 SUMMARY INFORMATION

OmniComm Systems, Inc. is an eResearch Company that has developed an Internet-Based B2B (Business to Business) technology suite called TrialMaster(TM) for the clinical research industry. These Internet based applications integrate the critical elements required for the collection and management of regulated clinical trial data enhancing the timely and effective completion of clinical trials by pharmaceutical, medical device and biotechnology companies.

The clinical research industry currently represents a $54 billion a year marketplace that is undergoing dramatic growth. The eHealth commerce market is expected to grow to $1.3 trillion a year within three to five years. Within its market segment, OmniComm is poised to be a proven market leader.

It is axiomatic that the Internet has transformed the way in which business is conducted around the world. The clinical trials market is following suit and is expected to undergo significant change. The pharmaceutical, medical device and biotechnology sector of the healthcare market is aggressively searching for new business models since the historical procedures for bringing drugs and devices to market are outdated and collapsing under the weight of competitive pressures, increased government regulation, globalization, development and growth of the genomics industry and technological innovation.

The amount of time and money spent on clinical trial studies is staggering, with the current dynamics sorely in need of transformation:

     . In July 1997, Pfizer submitted the first electronic application to the Federal Drug Administration in the United States.
     . It can cost as much as $800,000,000 to bring a potential "blockbuster" drug to market, 40% of which is spent on the clinical trial process.
     . Each day a blockbuster drug such as Lipitor is not "in the market," as much as $13,000,000 is lost daily in revenues.
     . The current paper system for clinical studies costs $15-20 per patient per page, while the TrialMaster system can reduce costs to $2 per patient per page.
     . It can take 1 to 4 weeks to process the required paperwork for every patient in a drug study, while TrialMaster reduces the data process time to minutes since the processing is done in real-time.
     . The current system costs $80 to $100 to process clinical data edit queries, while TrialMaster dramatically reduces those costs to pennies.

Sources:  Tufts Center for the Study of Drug Development, CenterWatch, Pfizer
Inc.

In view of the historically inefficient and labor intensive nature of the clinical trials field, the TrialMaster application is strategically poised to help transform the industry:

     .    Reduced time     -      30% faster to completion of study with
                                      TrialMaster
     .    Reduced costs    -      80% less expensive to process information
                                  65% less time spent in the data capture cycle
     .    Improved results -      80% improvement in data discrepancy

Source: F.A.C/Equities

The primary of objective of EDC services is to reduce inefficiencies in data capture and review. TrialMaster is designed to reduce those inefficiencies and hasten the development and approval of new drugs. It is estimated as quoted by Centerwatch that global pharmaceutical companies could capture $2 billion in annual savings through the implementation of electronic data capture and management technologies.

Efficient, secure, cost effective and FDA compliant, TrialMaster's Internet-based real time data collection, compilation and validation system significantly reduces costs, improves data quality and expedites results. The data integrity, system reliability, management control and auditable quality of TrialMaster provides a compelling competitive answer to any pharmaceutical, medical device or biotechnology company that wants to improve clinical trial efficiencies, speed results and ensure regulatory compliance.

The clinical trials marketplace represents a highly lucrative segment of the healthcare industry that is currently experiencing a dramatic upsurge in profile and activity. Industry and regulatory trends have led clinical trial sponsors to rapidly increase research and development for "blockbuster" drugs, new medical devices and improved gene manipulation technology. As a result, companies have been forced to conduct increasingly complex trials and develop multinational clinical trials capability. Moreover, time is critical in bringing drugs to market. TrialMaster allows the rapid and effective completion of a clinical study.

RISK FACTORS

RISKS RELATED TO OUR BUSINESS MODEL

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

Although we were incorporated in 1997, we did not initiate our Internet operations until August 1998. As a result, we have only a limited operating history on which you can base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets like ours. Our failure to successfully address these risks and uncertainties could have a material adverse effect on our financial condition. Some of these risks and uncertainties relate to our ability to:

     .    attract and maintain a base of end users;

     .    develop our infrastructure;

     . provide customer support, personnel and facilities, to support our business;

     .    develop and introduce desirable services;

     . establish and maintain strategic relationships with distribution partners;

     .    establish and maintain relationships with industry; and

     .    respond effectively to competitive and technological developments.

FAILURE TO EFFECTIVELY MANAGE THE GROWTH OF OUR OPERATIONS AND INFRASTRUCTURE COULD DISRUPT OUR OPERATIONS AND PREVENT US FROM GENERATING THE REVENUES WE EXPECT.

We currently are experiencing a period of expansion in the development of online clinical trials utilizing the TrialMaster system. To manage our growth, we must successfully implement, constantly improve and effectively utilize our operational and financial systems while aggressively expanding our workforce. We must also maintain and strengthen the breadth and depth of our current strategic relationships while rapidly developing new relationships. Our existing or planned operational and financial systems may not be sufficient to support our growth, and our management may not be able to effectively identify, manage and exploit existing and emerging market opportunities. If we do not adequately manage our potential growth, our business will suffer.

WE MAY BE UNABLE TO MAINTAIN OUR EXISTING RELATIONSHIPS WITH OUR DISTRIBUTION PARTNERS OR TO BUILD NEW RELATIONSHIPS WITH OTHER DISTRIBUTION PARTNERS.

If we are not successful in developing and enhancing our relationships with end users of our services, we could become less competitive and revenues may not occur or may be diminished. We formed our existing relationships recently, and end users may not view their relationships with us as significant to the success of their business. As a result, they may reassess their commitment to us or decide to compete directly with us in the future. We generally do not have agreements that prohibit our distribution partners from competing against us directly or from contracting with our competitors.

OUR FUTURE SUCCESS DEPENDS ON REVENUES FROM CLINICAL TRIAL PARTICIPANTS AND THE ACCEPTANCE AND EFFECTIVENESS OF ONLINE CLINICAL TRIALS IS UNCERTAIN.

We plan to derive revenues from industries such as pharmaceutical, medical device, and biotech companies. The market for our services on the Internet is new and rapidly evolving. Industry has limited experience with Internet based clinical trials, and may ultimately conclude that Internet based clinical trials are not effective relative to traditional clinical trial models. As a result, the market for Internet based clinical trials may not continue to emerge or become sustainable. This makes it difficult to project our future revenues. If the market for Internet based clinical trials fails to develop or develops more slowly than we expect, our business will suffer.


FINANCIAL RISKS

WE MAY NOT BE ABLE TO FORECAST OUR REVENUES ACCURATELY BECAUSE WE HAVE A LIMITED OPERATING HISTORY.

As a result of our limited operating history, we do not have historical financial data for a significant number of periods upon which to forecast quarterly revenues and results of operations. We believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as indicators of future performance. In addition, our operating results may vary substantially. The actual effect of these factors on the price of our stock, however, will be difficult to assess due to our limited operating history. In one or more future quarters, our results of operations may fall below the expectations of securities analysts and investors, and the trading price of our common stock may decline.

WE EXPECT NET LOSSES IN THE FUTURE AND MAY NEVER ACHIEVE PROFITABILITY, WHICH MAY CAUSE OUR STOCK PRICE TO FALL.

We had net loss of approximately $6,275,051 in fiscal 2000 and have incurred losses of $2,550,062 during fiscal 2001. We expect net losses and negative cash flow for the foreseeable future and significant increases in our operating expenses over the next several years. With increased expenses, we will need to generate additional revenues in order to achieve profitability. As a result, we may never achieve or sustain profitability and, if we do achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or annual basis.

WE MAY NOT BE ABLE TO MEET OUR STRATEGIC BUSINESS OBJECTIVES UNLESS WE OBTAIN ADDITIONAL FINANCING, WHICH MAY NOT BE AVAILABLE TO US ON FAVORABLE TERMS OR AT ALL.

The Company will need to raise additional funds to meet operational needs and to fund its strategic business objectives. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of available opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our shareholders will be reduced, and these securities may have rights, preferences or privileges senior to those of our shareholders.

RISKS RELATED TO SALES, MARKETING AND COMPETITION

WE EXPECT COMPETITION TO INCREASE SIGNIFICANTLY IN THE FUTURE THAT COULD REDUCE OUR REVENUES, POTENTIAL PROFITS AND OVERALL MARKET SHARE.

The market for Internet based clinical trials is competitive. Barriers to entry on the Internet are relatively low, and we expect competition to increase significantly in the future. We face competitive pressures from numerous actual and potential competitors, both online and offline, many of which have longer operating histories, greater brand name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. We cannot assure you that the Internet based clinical trials maintained by our existing and potential competitors will not be perceived by the healthcare community as being superior to ours.

RISKS RELATED TO OPERATIONS

WE MAY BE UNABLE TO ADEQUATELY DEVELOP OUR SYSTEMS, PROCESSES AND SUPPORT IN A MANNER THAT WILL ENABLE US TO MEET THE DEMAND FOR OUR SERVICES.

Our future success will depend on our ability to develop effectively the infrastructure, including additional hardware and software, and implement the services, including customer support, necessary to meet the demand for our services. In the event we are not successful in developing the necessary systems and implementing the necessary services on a timely basis, our revenues could be adversely affected, which would have a material adverse effect on our financial condition.

OUR BUSINESS OPERATIONS COULD BE SIGNIFICANTLY DISRUPTED IF WE LOSE MEMBERS OF, OR FAIL TO INTEGRATE, OUR MANAGEMENT TEAM.

Our future performance will be substantially dependent on the continued services of our management team and our ability to retain them. The loss of the services of any of our officers or senior managers could harm our business, as we may not be able to find suitable replacements.

WE MAY NOT BE ABLE TO HIRE AND RETAIN A SUFFICIENT NUMBER OF QUALIFIED EMPLOYEES AND, AS A RESULT, WE MAY NOT BE ABLE TO GROW AS WE EXPECT OR MAINTAIN THE QUALITY OF OUR SERVICES.

Our future success will depend on our ability to attract, train, retain and motivate other highly skilled technical, managerial, marketing and customer support personnel. Competition for these personnel is intense, especially for engineers and programmers, and we may be unable to successfully attract sufficiently qualified personnel. We have experienced difficulty in the past hiring qualified personnel in a timely manner for these positions. The pool of qualified technical personnel, in particular, is limited in Ft. Lauderdale, Florida, which is where our headquarters are located. We will need to increase the size of our staff to support our anticipated growth, without compromising the quality of our offerings or customer service. Our inability to locate, hire, integrate and retain qualified personnel in sufficient numbers may reduce the quality of our services.

RISKS RELATED TO GOVERNMENT REGULATION, CONTENT AND INTELLECTUAL PROPERTY

GOVERNMENT REGULATION MAY REQUIRE US TO CHANGE THE WAY WE DO BUSINESS.

The laws and regulations that govern our business change rapidly. The United States government and the governments of states and foreign countries have attempted to regulate activities on the Internet. Evolving areas of law that are relevant to our business include privacy laws and proposed encryption laws. More specifically, the Food and Drug Administration has been active in looking at and developing regulatory guidance in the area of Internet based clinical trials. Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, AND WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

Our business could be harmed if unauthorized parties infringe upon or misappropriate our proprietary systems, content, services or other information. Our efforts to protect our intellectual property through copyright, trademarks and other controls may not be adequate. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others, which could be time consuming and costly. Intellectual property infringement claims could be made against us as the number of our competitors grows. These claims, even if not meritorious, could be expensive to defend and could divert our attention from operating our company. In addition, if we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage award and develop comparable non-infringing intellectual property, to obtain a license or to cease providing the content or services that contain the infringing intellectual property. We may be unable to develop non-infringing intellectual property or obtain a license on commercially reasonable terms, or at all.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

ITEM NO. 4 USE OF PROCEEDS

The gross proceeds to the Registrant from the sale of 10,160,000 shares of common stock, $.001 par value, at a price of $0.25 per share, is estimated to be approximately $2,540,000. Those proceeds would result from the exercise of the Warants and the Unit Purchase Option that was granted to the Company Placement Agent. There is no guarantee that any of the Warrants or the Unit Purchase Option will be exercised. The Registrant expects to use the maximum possible gross proceeds as shown below:


           General working capital         $2,524,000     99.38%
           Legal and Accounting Fees       $   15,000      0.58%
           Printing                        $    1,000      0.04%
                                           ----------    ------

           Total                           $2,540,000    100.00%
                                           ==========    ======

The foregoing represents the Company's estimate of the allocation of the proceeds of the Offering, based upon the current status of its operations and anticipated business plans. It is possible, however, that the application of funds may vary, depending on numerous factors including, but not limited to, changes in the economic climate or unanticipated complications, delay and expenses.

Although the Company plans to use the net proceeds as described immediately above, management has discretion regarding the actual application of the funds. The occurrence of certain unforeseen events or changed business conditions, however, could result in the application of the proceeds of the offering in a manner other than as described in this Prospectus.

Pending the use of proceeds as described above, or as otherwise determined by management, the net proceeds will be invested in government securities or investment-grade interest-bearing instruments, including money market funds.

ITEM NO. 5 DETERMINATION OF OFFERING PRICE

The Series B Preferred, Convertible Notes and Unit Purchase Options have conversion rates that are contractually specified in the instruments establishing the rights of the Series B Holders, Convertible Note Holders and Unit Purchase Option Holders. The Warrants have negotiated exercise prices built into the instrument. The Common Stock is only being registered and was previously issued as consideration for consulting and professional services.

ITEM NO. 6 DILUTION

Our net tangible book value at September 30, 2001 (the last balance sheet date presented in this prospectus), was approximately $(2,404,394), or $(0.29) per share. Pro forma net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the total number of shares of our common stock outstanding. After giving effect to the conversion of the Convertible Notes, the Series B Preferred Stock and the exercise of the Series B Warrants and the Unit Purchase Options at their contractually stated rates and after deducting estimated offering expenses payable by us, our as adjusted pro forma net tangible book value at September 30, 2001 would have been approximately $117,007, or $0.004 per share.

As of the date of this Prospectus none of the Selling Security Holders would be diluted by virtue of this offering. The shares offered in this Prospectus are offered only for resale.

The foregoing discussion and tables assume no exercise of any stock options outstanding as of September 30, 2001. As of September 30, 2001, there were options to purchase a total of 3,409,539 shares of our common stock at a weighted average price of $1.38 per share. To the extent that any of these shares are issued, there will be further dilution to new investors. See Note 11, "Stock Based Compensation," "Stock Option Plan", to the September 30, 2001 Financial Statements.

ITEM NO. 7 SELLING SECURITY HOLDERS

The Series B Preferred, Convertible Note, Unit Purchase Option, Warrant, and Common Stock Selling Security Shareholders are individuals and companies. The registration statement of which this Prospectus is a part is being filed, and the Shares offered hereby are included herein, pursuant to registration rights as provided for in the subscription agreements entered into between the Company and the Selling Security Holders (collectively, the "Registration Rights"). Due to the uncertainty as to how many of the Selling Security Holders will convert either the Series B Preferred or Convertible Notes, or exercise the Warrants or Unit Purchase Options, the Company is unable to determine the exact number of Shares that will actually be sold pursuant to this Prospectus. The maximum numbers of Shares that the Selling Security Holders will be able to convert, exercise, or register which are subject to this registration statement is 22,058,334 shares of the Company.

David Ginsberg, D.O. has served as President and CEO of the Company since August 2, 2000. Noesis NV has provided financial consultanting services to the Company since 1999. In addition, Noesis has served as Placement Agent on three private placements of the Company's debt and equity securities since 1999.

The Series B Preferred Holders

The Selling Security Holders identified in the table below as "Series B Preferred Holders" acquired an aggregate of 200,000 shares of the Series B Preferred in a private placement transaction. Upon conversion, each of the Series B Preferred is equal to forty (40) shares of Common Stock at a conversion rate of $0.25 per share. Accordingly, if all the Series B Preferred Holders decide to convert, the Company would issue 8,000,000 common shares.

Registration Rights - Series B Preferred Holders

Pursuant to the terms and conditions of the subscription agreement for the Series B Preferred, the Company is required to prepare and file with the SEC a registration statement(s) covering the resale of the underlying common shares prior to the sixth (6) month following the closing of the offering of the Series B Preferred. The Company shall use its best efforts to cause such registration statement to be declared effective by the SEC within 10 months of the closing of the offering of the Series B Preferred

The Convertible Note Holders

The Selling Security Holders identified in the table below as "Convertible Note Holders" invested an aggregate of $1,615,000 in a private placement transaction. Upon conversion, each $0.50 is equal to one share of Common Stock. Accordingly, if all Convertible Note Holders decide to convert the Company would issue 3,230,000 common shares.


Registration Rights - Convertible Note Holders

Pursuant to the terms and conditions of the subscription agreement for the Convertible Note, if at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than a registration relating solely to employee benefit plans or a registration relating solely to a Commission Rule transaction, the Company will: promptly give to each Holder written notice thereof; include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 20 days after receipt of such written notice from the Company by any Shareholder; and set forth in the written notice the number of Registrable Securities each Shareholder may include in each such registration. The total number of Registrable Shares to be included shall be determined as a percentage of the number of Registrable Shares beneficially owned by the Shareholder and the total number of shares issued and outstanding.

Warrant Holders

The Selling Security Holders identified in the table below as "Warrant Holders" acquired warrants to purchase an aggregate of 8,000,000 shares of common stock as part of the private placement of the Company's 8% Convertible Series B Preferred Stock.

Registration Rights - Warrant Holders

Pursuant to the terms and conditions of the warrant agreement the Company has agreed to register the Warrants under the same terms and conditions as the Series B Preferred Stock

2000 Common Round Holders

The Selling Security Holders identified in the table below as "2000 Common Round Holders" acquired an aggregate of 668,334 shares of common stock.

Registration Rights - 2000 Common Round Holders

Pursuant to the terms and conditions of the subscription agreement for the Common Round Holders, if at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than a registration relating solely to employee benefit plans or a registration relating solely to a Commission Rule transaction, the Company will: promptly give to each Holder written notice thereof; include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within 20 days after receipt of such written notice from the Company by any Shareholder; and set forth in the written notice the number of Registrable Securities each Shareholder may include in each such registration. The total number of Registrable Shares to be included shall be determined as a percentage of the number of Registrable Shares beneficially owned by the Shareholder and the total number of shares issued and outstanding.

Unit Purchase Option Holders

The Company's Placement Agent, Commonwealth Associates, L.P. ("Commonwealth"), was granted an option to purchase units of securities of the Company consisting of shares of the Company's 8% Series B Convertible Preferred Stock and warrants to purchase shares of common stock of the Company (the "Unit Purchase Option"). The Unit Purchase Option was granted in connection with the Company's private placement of the Series B Preferred Stock. Commonwealth has the ability upon conversion to acquire 1,080,000 shares of the Company's Series B Preferred Stock and 1,080,000 shares of common stock.

Registration Rights - Unit Purchase Option Holders

The Company has agreed to register the Shares underlying the Unit Purchase Option for resale on the terms and subject to the conditions set forth in the subscription agreement between the Company and the investors in the Series B Preferred offering, it being the intent that the holder shall have all the rights of a holder of the Series B Preferred Stock.

The following tables identify each Selling Security Holder based upon information provided to the Company, set forth as of December 14, 2001, with respect to the Shares beneficially held by or acquirable by, as the case may be, by each Selling Security Holder and the shares of Common Stock beneficially owned by the Selling Security Holder which are not covered by this Prospectus. No Selling Security Holder has had any position, office or other material relationship with the Company within the past three years. The percentage figures reflected in the table assumes conversion of all shares of: Series B Preferred into 8,000,000 shares of Common Stock and Convertible Notes into 3,230,000 shares of Common Stock and exercise of the Warrants into 8,000,000 shares of common stock and exercise of the Unit Purchase Option into 2,160,000 shares of common stock.

Selling Security Holders - Common Holders

                                                                 Percentage
                       Amount to     Amount Owned Before           Owned
Name                   Be Offered        The Offering        After the Offering
----                   ----------        ------------        ------------------
Guy Vercauteren          50,000             83,333                   *
Luis Felipe Tavares     200,000            200,000                   *
Pedro Carlos Rovai       50,000             50,000                   *
Rik Klomp                50,000             50,000                   *
Profrigo N.V.           245,000            645,000                2.12%
Cor Tech Funds            5,000            325,000                1.07%
Edward Mungenast         35,000             35,000                   *
Onno Schamhart           33,334             66,667                   *


Selling Security Holders - Convertible Note Holders

                                                            Percentage
                      Amount to    Amount Owned Before     Owned After
Name                   Offered        The Offering         The Offering
----                   -------        ------------         ------------
Profrigo N.V.          600,000       1,000,000                3.29%
Guus van Kesteren      220,000         525,001                1.73%
Gerry van Meteran      100,000         100,000                   *
Jaap Hoff              200,000         572,126                1.88%
Everest Investment     200,000         727,044                2.39%
Hendrik Morelisse      100,000         100,000                   *
Michiel Scholtien      100,000         183,333                   *
Alvin Stroyny           50,000          86,833                   *
Ad Klinkenberg         200,000         350,833                1.15%
Noesis Investment      200,000         200,000                   *
Steve Yeung Chin        50,000         134,167                   *
Karim Badr              40,000          86,667                   *
Nathan Jacobson        100,000         225,000                   *
Paul Van Roosebeke      10,000          10,000                   *
Guy Brissette          240,000         300,000                   *
Wim Boegem             200,000         200,000                   *
Jos Dreesens           200,000         368,333                1.21%
Wisa Options B.V.      300,000         300,000                   *
Cornelis F. Wit        120,000         349,899                1.15%



Selling Security Holders - Series B Preferred Holders

                                   Amount to    Amount Owned Before      Percentage Owned
Name                              Be Offered        The Offering        After the Offering
----                              ----------        ------------        ------------
Noesis N.V.                       1,600,000           4,015,695             13.21%
Robert Priddy                     1,000,000           1,000,000              3.29%
Comvest Venture Partners, L.P.    3,000,000           3,000,000              9.87%
David Ginsberg, D.O.                400,000           1,092,423              3.59%
Shari Misher                        200,000             200,000                 *
Jacob Safier                        600,000             600,000              1.97%
Shea Ventures, LLC                1,000,000           1,000,000              3.29%
Noam Gottesman                      200,000             200,000                 *

Selling Security Holders - Warrant Holders

                                     Amount to     Amount Owned Before     Percentage Owned
Name                                Be Offered         The Offering       After the Offering
----                                ----------         ------------       ------------------
Noesis N.V.                         1,600,000            4,015,695           13.21%
Robert Priddy                       1,000,000            1,000,000            3.29%
Comvest Venture Partners, L.P.      3,000,000            3,000,000            9.87%
David Ginsberg, D.O.                  400,000            1,092,423            3.59%
Shari Misher                          200,000              200,000               *
Jacob Safier                          600,000              600,000            1.97%
Shea Ventures, LLC                  1,000,000            1,000,000            3.29%
Noam Gottesman                        200,000              200,000               *

Selling Security Holders - Unit Purchase Options Holders

                                  Amount to       Amount Owned Before      Percentage Owned
Name                             Be Offered           The Offering        After the Offering
----                             ----------           ------------        ------------------
Commonwealth Associates, LP       904,000                904,000              2.97%
ComVest Venture Partners, LP      661,912                661,912              2.18%
Michael Falk                      251,200                251,200                 *
Harold Blue                       125,600                125,600                 *
Carl Kleidman                      50,240                 50,240                 *
Keith Rosenbloom                   25,120                 25,120                 *
Inder Tallur                       25,120                 25,120                 *
Robert O'Sullivan                  25,120                 25,120                 *
Joseph P. Wynne                    25,120                 25,120                 *
Thom Waye                          21,980                 21,980                 *
Scott Greiper                      18,840                 18,840                 *
Anthony J. Giardina                12,560                 12,560                 *
John Gruber                         9,420                  9,420                 *
Beth Lipman                         2,512                  2,512                 *
Susan Hoffman                       1,256                  1,256                 *

ITEM NO. 8 PLAN OF DISTRIBUTION

The registration statement of which this Prospectus forms a part has been filed pursuant to the Registration Rights. To the Company's knowledge, as of the date hereof, no Selling Security Holder had entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the Shares offered hereby, nor does the Company know the identity of the brokers or market makers which will participate in the offering.

The Shares covered hereby may be offered and sold from time to time by the Selling Security Holders. The Selling Security Holders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sale may be made on the OTC Bulletin Board or otherwise, at prices and on terms then prevailing or at prices related to the then market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker-dealer engaged by the Selling Security Holder will attempt to sell Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. To the best of the Company's knowledge, the Selling Security Holders have not, as of the date hereof, entered into any arrangement with a broker or dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the Selling Security Holders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Security Holders in amounts to be negotiated.

In offering the Shares, the Selling Security Holders and any broker-dealers who execute sales for the Selling Security Holders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Security Holders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

Rule 10b-6 under the Exchange Act prohibits participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 under the Exchange Act governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

This offering will terminate as to each Selling Security Holder on the date on which all Shares offered hereby have been sold by the Selling Security Holders. There can be no assurance that any of the Selling Security Holders will sell any or all of the shares of Common Stock offered hereby.

ITEM NO. 9 LEGAL PROCEEDINGS

On or about September 6, 2000, the Company's wholly owned subsidiary, OmniTrial B.V. ("OmniTrial") submitted a petition for bankruptcy protection from the bankruptcy court of the Netherlands. The court appointed a liquidating trustee and the case is still pending. The Company claimed that certain assets of OmniTrial were paid for by the Company and therefore should not be part of the liquidating assets of OmniTrial. The bankruptcy trustee rejected that claim and told the Company that as part of the OmniTrial bankruptcy estate the assets would be sold to diminish any deficiency of the estate. On July 5, 2001 the Company signed a settlement agreement providing for the return of the assets to the Company in exchange for a payment of $10,000.

On January 26, 2001, a former employee of the Company, Eugene A. Gordon, filed a lawsuit in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida alleging breach of his employment contract with the Company. The plaintiff alleges the Company owes him more than $100,000 for back payment of salary according to the terms of his employment contract. The Company disputes Mr. Gordon's allegations and is vigorously defending this lawsuit. As part of its defense, the Company recently filed a counterclaim against Mr. Gordon and a counter-suit against his wife, Ileana Bravo.

On February 2, 2001, an advertising firm, Wray Ward Laseter, filed a lawsuit in the Superior Court of North Carolina against the Company. The plaintiff alleged claims totaling approximately $84,160 against the Company for fees associated with advertising, marketing and public relations services provided between June and September 2000. On or about April 27, 2001, the Company and Wray Ward Laseter entered into a settlement agreement which provides that the plaintiff dismiss the lawsuit with prejudice and release its claims against the Company in return for a series of payments totaling $66,000. The Company has made all of the payments required under the settlement agreement and expects dismissal of the case within the next 30 days.

On February 16, 2001, a staffing agency, Temp Art, Inc. filed a lawsuit in the County Court in and for Miami-Dade County, Florida. The plaintiff alleges the Company breached its contract and owes approximately $13,126 for back payment of services rendered plus interest and costs. On or about September 10, 2001, the Company and Temp Art entered into a settlement agreement which provides that the plaintiff dismiss the lawsuit with prejudice and release its claims against the Company in return for a payment in the amount of $15,700. An order of dismissal was entered by the court on September 25, 2001.

ITEM NO. 10 DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Dr. David Ginsberg, 54, Chief Executive Officer and President. Dr. Ginsberg has been Chief Executive Officer and President since August 1, 2000. Dr. Ginsberg has been a Director of the Company since 2000 and shall serve until the next Annual Meeting. Prior to joining the Company Dr. Ginsberg served as Vice President of Field Operations for Wyeth-Ayerst from 1998 to 2000. Dr. Ginsberg served as President of Concorde Clinical Research from 1994 to 1997.

Randall G. Smith, 44, Chief Technology Officer, Chairman and Director. Mr. Smith has been a Director of the Company since 1997 and shall serve until the next annual meeting. From 1997 until the present date Mr. Smith has been an officer and director of OmniComm Systems, Inc. Mr. Smith served as President of the Company until August 1, 2000. From December 1995 to May 1997 Mr. Smith was Director of Operations for Global Communications Group.

Cornelis F. Wit, 55, Director. Mr. Wit has been a Director of the Company since 1999 and shall serve until the next annual meeting. Mr. Wit served as interim CEO of the Company from June 30, 2000 until August 1, 2000. Mr. Wit served as President of Corporate Finance of Noesis Capital Corp., an international banking and money management firm until September 2000 and currently serves as a consultant to Noesis. Mr. Wit was formerly President and CEO of DMV Inc., the North American subsidiary of Campina Melkunie.

Ronald T. Linares, 38, Chief Financial Officer. Mr. Linares has served as Chief Financial Officer since April 2000. Mr. Linares was the Chief Financial Officer of First Performance Corp., a financial consulting firm, from 1996 to 1999.
From 1992 to 1996 Mr. Linares served in various senior financial positions within the Kenny Rogers Roasters Company including Chief Financial Officer of Foodquest, Inc. from 1994 to 1996.

Guus van Kesteren, 60, Director. Mr. van Kesteren has been a Director of the Company since 1999 and shall serve until the next annual meeting. Mr. van Kesteren is a consultant to Noesis Capital Corp., an international banking and money management firm. Mr. van Kesteren was formerly Vice President of Janssen Pharmaceutica, a subsidiary of Johnson & Johnson, responsible for the pharmaceutical business in South East Asia, Australia, and New Zealand.

Harold Blue, 40, Director. Mr. Blue is President and Chief Operating Officer at Commonwealth Associates where he focuses on managing Commonwealth's relationships with its portfolio companies. Since September 2000, Mr. Blue has served as Vice Chairman of Proxymed, Inc., a healthcare information systems company; between August 1993 until September 2000 he served as Proxymed's Chairman and Chief Executive Officer. Mr. Blue serves as a director of Proxymed, Inc., MonsterDaata, Inc., Healthwatch, Inc., Futurelink, eB2B, Inc and Notify.

ITEM NO. 11 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of our common stock as of December 14, 2001, with respect to (i) each person know to us to be the beneficial owner of more than 5% of our common stock, (ii) each director, (iii) each executive officer named in the summary Compensation Table, and (iv) all of our directors and officers as a group:


Name and Address (1)                  # of Shares (2)             % of Class
--------------------                  ---------------             ----------
David Ginsberg (3)                          1,492,423                4.64%
Randall G. Smith  (4)                       1,435,085                4.47%
Ronald T. Linares (5)                         217,023                0.68%
Cornelius Wit (6)                             349,899                1.09%
Guus van Kesteren (7)                         525,001                1.63%
Harold Blue (8)                               125,600                0.39%
                                            ---------               -----
All Directors and Officers as a
group (7 people)                            4,145,031               12.90%
                                            =========               =====

(1) The address for each person, unless otherwise noted, is 2555 Davie Road, Suite 110-B, Davie, Florida 33317.

(2) In accordance with Rule 13d-3 of the Exchange Act, shares that are not outstanding, but that are subject to options, warrants, rights or conversion privileges exercisable within 60 days from December 14, 2001.
(3) Includes 556,667 shares issuable upon the exercise of currently exercisable stock options, 400,000 shares issuable upon conversion of the Company's 8% Series B Convertible Stock, and 400,000 shares issuable upon conversion of stock warrants.
(4) Includes 466,539 shares issuable upon the exercise of currently exercisable stock options, and 20,000 shares issuable upon conversion of stock warrants.
(5) Includes 203,666 shares issuable upon the exercise of currently exercisable stock options.
(6) Includes 210,000 shares issuable upon the exercise of currently exercisable stock options, and 120,000 shares issuable upon conversion of the Company's 12% Convertible Note
(7) Includes 210,000 shares issuable upon the exercise of currently exercisable stock options, 70,700 shares issuable upon the exercise of currently exercisable stock warrants and 220,000 shares issuable upon conversion of the Company's 12% Convertible Note
(8) Includes 62,800 shares issuable upon conversion of the Company's 8% Series B Convertible Preferred Stock and 62,800 shares issuable upon converstion of stock warrants.

ITEM NO. 12 DESCRIPTION OF SECURITIES

The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, $.001 par value per share and 10,000,000 shares of Preferred Stock, $.001 par value.

Holders of the Common Stock are entitled to receive dividends when and as declared by the Company's Board of Directors out of funds available therefore. Any such dividends may be paid in cash, property or shares of the Common Stock. The Company has not paid any dividends since its inception and presently anticipates that all earnings, if any, will be retained for development and expansion of the Company's business, and that no dividends on the Common Stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of the Company's Board of Directors and would depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, and general business conditions.

Each holder of Common Stock is entitled to one vote per share on all matters, including the election of directors, submitted to a vote of such class. Holders of Common Stock do not have cumulative voting rights. The absence of cumulative voting means that the holders of more than 50% of the shares voting for the election of directors can elect all directors if they choose to do so. In such event, the holders of the remaining shares of the Common Stock will not be entitled to elect any director. The Board of Directors shall be elected each year to a one-year term. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders.

On June 25, 1999 the Company amended its articles of incorporation pursuant to Chapter 8, Subchapter VII, Section 228 and 242 of the laws of the State of Delaware to authorize the issuance of preferred shares. In accordance with Chapter 8, Subchapter VII, Section 151 of the laws of the State of Delaware, the Board of Directors of OmniComm Systems, Inc. shall have the authority to divide the preferred stock into as many series as it shall from time to time determine. The Board of Directors shall also determine the number of shares comprising each series of preferred stock, which number may, unless otherwise provided by the board of directors in creating such series, be increased from time to time by action of the Board of Directors. Each series of preferred stock shall be so designated as to distinguish such series from the shares of each other series. All series of preferred stock shall be of equal rank and have the same powers, preferences and rights, and shall be subject to the same qualifications, limitations and restrictions, without distinction between the shares of different series thereof; provided, however, that there may be variations among different series of preferred stock as to dividend rates, prices, terms, conditions of redemption, if any, liquidation rights, and terms and conditions of conversion, if any, which variations may be fixed and determined by the Board of Directors in their discretion.

On July 19, 1999 the Board of Directors, pursuant to Chapter 8, Subchapter VII,
Section 151 of the laws of the State of Delaware, filed with the State of Delaware a Certificate of Designation authorizing the creation of a 5% Series A Convertible Preferred Stock ("Series A Preferred"). The terms of the Series A Preferred are as follows: (1) In the event of liquidation, the holders of Series A Preferred will be entitled to receive in preference to the holders of Common Stock an amount equal to their original purchase price plus all accrued but unpaid dividends; (2) Dividends shall be paid at the rate of 5.00% (five percent) per annum (365 days), payable semi-annually, on January 1 and July 1 of each following year; (3) Conversion: (a) Voluntary Conversion: The holders of Series A Preferred shall have the right to convert at any time at the option of the holder, each share of Series A Preferred into one share of Common Stock, subject to antidilution provisions set forth in subsection (c) below; (b) Automatic Conversion: At any time after one year from the date of the final Closing Date, the Company can require that all outstanding shares of Series A Preferred be automatically converted at the conversion then in effect if at the time (a) the closing bid price of the Company's Common Stock has exceeded $3.00 for 20 consecutive trading days; (b) the Company's Common Stock has been listed on the Nasdaq or such other comparable national stock exchange and; (c) a registration statement covering the shares of Common Stock issuable upon conversion of the Series A Preferred has been filed with the Securities and Exchange Commission and declared effective. (4) Anti-Dilution: Each share of Series A Preferred upon conversion into Shares shall have proportional antidilution protection for stock splits, stock dividends, combinations, and recapitalizations. The conversion price shall also be subject to adjustment to prevent dilution in the event the Company issues additional shares of Common Stock or equivalents at a purchase price less than the applicable conversion price; (5) The Series A Preferred shall not be sold, assigned, transferred or pledged except upon satisfaction of the conditions specified in the subscription agreement executed by the Holder, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each Holder will cause any proposed purchaser, assignee, transferee, or pledgee of the Preferred Share or the Common Stock issuable upon conversion held by a Holder to agree to take and hold such securities subject to the provisions and conditions of the subscription agreement; (6) Each certificate representing (i) the Series A Preferred and (ii) any other securities issued in respect of the Series A Preferred upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

(7) A Holder shall have a right to vote that number of votes equal to the number of shares of Common Stock issuable upon conversion of the Series A Preferred.

On August 31, 2001, the Board of Directors, pursuant to Chapter 8, Subchapter VII, Section 151 of the laws of the State of Delaware, filed with the State of Delaware a Certificate of Designation authorizing the creation of a 8% Series B Convertible Preferred Stock (the "Series B Preferred "). The terms of the Series B Preferred are as follows: (1) In the event of liquidation, the holders of the Series B Preferred will be entitled to receive in preference to the holders of the 5% Series A Preferred Stock, Common Stock and prior to any other series of preferred stock or any class or series of capital stock of the corporation created after August 31, 2001 not specifically ranking senior to or on parity with the Series B, an amount equal to their original purchase price plus all accrued but unpaid dividends; (2) Dividends shall be paid at the rate of 8.00% (eight percent) per annum (365 days), accruing quarterly, and payable when declared by the Company's Board of Directors. Dividends will be cumulative; (3)
Conversion: (a) Voluntary Conversion: The holders of Preferred Stock shall have the right to convert at any time at the option of the holder, each share of Preferred Stock into the number of shares equal to the original purchase price divided by the conversion price of $0.25 per shares, subject to anti-dilution provisions set forth in subsection (4) below; (b) Automatic Conversion: Each outstanding share of the Series B Preferred shall automatically be converted into Common Stock of the Company upon the closing of a public offering of the Corporation's equity securities raising gross proceeds in excess of $25 million at a share price of more than $0.75 per share, as adjusted for any stock split, stock dividend, recapitalization or other similar transactions; (c) Conversion at the Option of the Corporation. The Company may upon not less than 30 days written notice to the holders of the Series B Preferred cause each outstanding share of the Series B Preferred to be converted into Common Stock provided that
(i) during a 20 consecutive trading day period ending not more than five trading days prior to the date the written notice is sent, the closing bid or sales price, as applicable, for the Common Stock of the Company equaled or exceeded at least two times the conversion price ($0.25 per shares subject to the anti-dilution provisions in subsection 4), (ii) during the 20 day trading period the Common Stock of the Company was traded on a national securities exchange or included for quotations on the NASDAQ SmallCap Market, the National Market System or the OTC Bulletin Board, (iii) when converted the shares are fully registered for resale pursuant to an effective registration statement and not subject to any lock-up provisions, but (iv) the number of shares converted cannot exceed the average trading volume during the 20 day trading period multiplied by a factor of 10; (4) Anti-Dilution: Each share of Series B Preferred Stock upon conversion into Shares shall have proportional antidilution protection for stock splits, stock dividends, combinations, and recapitalizations. The conversion price shall also be subject to adjustment to prevent dilution in the event the Company issues additional shares of Common Stock or equivalents at a purchase price less than the applicable conversion price; (5) The Preferred Stock shall not be sold, assigned, transferred or pledged except upon satisfaction of the conditions specified in the subscription agreement executed by the Holder, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each Holder will cause any proposed purchaser, assignee, transferee, or pledgee of the Preferred Share or the Common Stock issuable upon conversion held by a Holder to agree to take and hold such securities subject to the provisions and conditions of the subscription agreement; (6) Each certificate representing (i) the Preferred Stock and (ii) any other securities issued in respect of the Preferred Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION OF COUNSEL, IN A FORM REASONABLY SATISFACTORY TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, SUCH SECURITIES MAY BE PLEDGED WITH CONNECTION WITH A BONA FIDE MARGIN ACCOUNT.

(7) A Holder shall have a right to vote that number of votes equal to the number of shares of Common Stock issuable upon conversion of the Series B Preferred.

On November 16, 2001 the Company amended its articles of incorporation pursuant to section Chapter 8, Subchapter VII, Section 228 and 242 of the laws of the State of Delaware to authorize an increase in the authorized number of common stock from 20 million shares to 60 million.

ITEM NO. 13 INTEREST OF NAMED EXPERTS AND COUNSEL

None.

ITEM NO. 14 DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Article VI of the Company's Articles of Incorporation authorizes the Company to indemnify directors and officers as follows:

1. So long as permitted by law, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the forgoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against the public policy as expressed in the Act and is, therefore, unenforceable.

ITEM NO. 15 BUSINESS WITHIN PAST FIVE YEARS

BUSINESS DEVELOPMENT

Coral Development Corp. ("Coral") was incorporated under the laws of the State of Delaware on November 16, 1996 as a wholly owned subsidiary of Modern Technology Corp. ("MTC"). MTC, a Delaware corporation, received 403,000 shares of common stock of Coral in exchange for $30,000.

In June of 1997, Coral registered 403,000 shares of common stock to be distributed to the shareholders of MTC as a shared dividend. The registration and issuance of the shares was subject to the provisions of Rule 419 ("Rule 419") of Regulation C of the Rules and Regulations of the Securities Act of 1933, as amended.

Rule 419 sets forth the requirements that apply to every registration statement filed under the Act relating to an offering by a "blank check company". A "blank check company" is a company that is a development stage company that has no specific plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person. At the time of filing the registration statement, Coral was a "blank check company". The main requirements of Rule 419 are: escrowing the securities that are subject to the registration statement prior to issuance of the securities and consummating a transaction within 18 months of filing the registration statement.

Coral and OmniComm entered into an Agreement and Plan of Merger on July 22, 1998. The terms of the agreement provided that all of the issued and outstanding shares of OmniComm Systems, Inc. would be exchanged for 940,000 shares of common stock of Coral. The officers and directors of Coral would resign and the name of Coral would be changed to OmniComm Systems, Inc. Further, as part of the plan of merger, the five OmniComm shareholders would receive options representing an additional 2,687,000 shares of common stock of the Company at the time of the merger. The options would vest in the event the Company generates $4,000,000 in gross revenue on a cumulative basis. The issuance of the shares subject to the options would cause substantial dilution to the existing shareholders.

Coral had until December 5, 1998 (18 months from the filing date of the Form SB-2 - June 5, 1997) to finalize a transaction. Prior to entering into the Agreement and Plan of Merger, Omnicomm acquired Education Navigator, Inc. on June 26, 1998. The closeness in time of these two transactions presented a logistical problem in completing due diligence and providing audited financial statements for OmniComm Systems, Inc. and especially Education Navigator, Inc. which did not have audited financial statements. To further complicate the matter, the financial statements when completed needed to be presented to show pro-forma information as if the mergers had occurred a year earlier. Coral received a comment letter from the Securities Exchange Commission concerning the Post-Effective amendment to the SB-2. It was clear from the comments that Coral and Omnicomm would not make the deadline on December 5, 1998 so the SB-2 was withdrawn. Coral and OmniComm understood that if the SB-2 did not go effective by December 5, 1998, they would have to re-file the registration statement since it was very unlikely that an extension would be given. The shares that had been held in escrow pursuant to Rule 419 were returned to MTC.

Since the parties were specifically identified for purposes of an acquisition it was felt that the proscriptions of Rule 419 would not apply and the safeguards for issuance of the shares such as the escrow requirements would not have to be adhered to which would shorten the time period for completing the transactions. In addition, the Division of Corporate Finance had issued Staff Legal Bulletin No. 4, which gave specific guidance to the parties for the type of transaction that was contemplated.

OmniComm and Coral continued with their plans to finalize the merger and to become a reporting company. The parties executed an Amended Agreement and Plan of Merger to include MTC, the parent of Coral, as a party for the sole purpose of issuing the shares in accordance with the Agreement and Plan of Merger. A Form 10-SB was filed on December 22, 1998 to register the common shares of Coral, pursuant to Section 12(g) of the Securities Exchange Act of 1934. The Company and Coral finalized their merger on February 17, 1999.

OMNITRIAL B.V. BANKRUPTCY

On or about September 6, 2000, the Company's wholly owned subsidiary, OmniTrial B.V. ("OmniTrial") submitted a petition for bankruptcy protection from the bankruptcy court of the Netherlands. The court appointed a liquidating trustee and the case is still pending. The Company claimed that certain assets of OmniTrial were paid for by the Company and therefore should not be part of the liquidating assets of OmniTrial. The bankruptcy trustee rejected that claim and told the Company that as part of the OmniTrial bankruptcy estate the assets would be sold to diminish any deficiency of the estate. On July 5, 2001 the Company signed a settlement agreement providing for the return of the assets to the Company in exchange for a payment of $10,000.

ITEM NO. 16 DESCRIPTION OF BUSINESS

BUSINESS OF ISSUER

THE CLINICAL TRIALS OPPORTUNITY

With increasing pressure to be first to market, sponsors of clinical studies have been undertaking a comprehensive re-examination of every phase of drug and medical device development. The process includes exploring new approaches to discovery, continues by identifying therapeutic targets that optimize core competencies, and finishes by moving compounds more quickly into and through better-designed global clinical trials. Achieving this ambitious goal requires modifying many traditional approaches to drug and medical device development.

Large pharmaceutical companies are using a combination of approaches at every step. To access new technologies that can lead to pipelines full with promising new therapies, sponsors are increasing the headcount in the Research and Development phase while continuing to make strategic alliances and licensing agreements with biotechnology firms. The need to conduct faster trials creates significant outsourcing opportunities for various types of contract services.

Even dollar-conscious sponsors see outside contractors as partners in shortening the clinical trials process. Outside contractors offer an attractive global infrastructure, allow sponsors to shift fixed costs, and provide a way for sponsors to manage peaks and valleys in the research pipeline. If the promise of technology results in the development of new chemical entities, sponsors need structured processes to send the successful ones through well-designed and efficient clinical trials to yield clean data.

Although the pharmaceutical industry is very healthy, it is currently in flux. The requirements of sponsors are changing as technology evolves and competition increases. Since all dollars flow from the sponsors, contract service providers continue to reinvent themselves to suit the markets changing needs. Part of this process requires that stumbling blocks be acknowledged and addressed. Despite recent passage of the FDA Modernization Act that shortens FDA review time, clinical studies are actually getting longer, more complex and more costly. As pharmaceutical companies focus on developing drugs that treat chronic and degenerative diseases the complexity and length of clinical trials will increase. Case report forms, remote data entry and remote data capture lack industry standards.

As an application software provider, ("ASP"), OmniComm's portal technology, TrialMaster, places the Company in a unique position to leverage the rapid transformation taking place in the market and become a market leader in the ownership and operation of proprietary software applications urgently needed to streamline and modernize the clinical trials industry.

The amount of money and time spent on clinical trial studies is staggering. The following points are illustrative of the business process:

     .    It can cost as much as $800 million to bring a drug to market
     . For every day Lipitor was in clinical trials Pfizer lost approximately $13,000,000 in revenues a day
     . Capitalized clinical trial costs increased at an inflation adjusted rate of 11.8% in 2000.

     Sources: Pfizer, Inc,. Tufts Center for the Study of Drug Development

The Internet has the ability to transform the fundamentals of institutional business processes such as clinical trials. The Internet enables information to be easily and widely distributed and allows the users of the information to use tools - web-based applications - to benefit from and use the information.

The Company's current business strategy focuses on the continued development, marketing and sale of its TrialMaster product. The Company believes the domestic clinical trial industry with its inherent inefficiencies, vast size and considerable growth afford the greatest opportunity for revenue growth. The Company expects to devote the majority of its human and capital resources to TrialMaster over the next 12 to 18 months

CLINICAL TRIAL INDUSTRY OVERVIEW

Covance estimates worldwide research and development expenditures by the pharmaceutical and biotechnology industries reached an estimated $54 billion in 2000 with $21 billion being spent by North American based pharmaceutical and medical device companies. Further, research and development expenditures in 2000 for the top 50 pharmaceutical companies increased approximately 10% from the previous year. It is estimated by F.A.C/Equities that pre-clinical and clinical trial costs represent approximately one-third of the total spent on research and development, with 20% of the total costs spent on data management.

Pre-clinical and clinical trials historically were performed almost exclusively by in-house personnel at the major pharmaceutical companies. Over the last two decades pharmaceutical companies have transitioned to a model that includes the outsourcing of clinical trial management to clinical research organization ("CRO"), which has resulted in significant growth in the outsource contract segment of the clinical trials industry.

The Company believes that certain industry and regulatory trends have led pharmaceutical, biotechnology and medical device companies to increase research and development for proprietary new drugs and medical devices. These trends have required companies to conduct increasingly complex clinical trials, and develop multinational clinical trial capability, while seeking to control internal fixed costs. The trends driving the industry's growth can be summarized as follows:

Increasing Cost Containment Pressures. The increasing pressure to control rising health care costs, and the penetration of managed health care and health care reform, have caused changes in the pharmaceutical industry. A number of pharmaceutical companies have publicly committed to hold net effective price increases in line with inflation. In the area of clinical development, many pharmaceutical and biotechnology companies are seeking to reduce the high fixed costs associated with peak-load staffing by reducing internal clinical staff and relying on a combination of internal resources and external resources thereby shifting fixed costs to variable costs.

Managed Care. Managed care providers and insurance carriers have become major participants in the delivery of pharmaceuticals along with pharmacy benefits organizations. These companies limit the selection of drugs from which affiliated physicians may prescribe, thus increasing the competition to develop more effective products in a shorter time frame.

Consolidation. As pharmaceutical companies seek to create economies of scale, there have been several large mergers within the industry, and as a result of these mergers, the pharmaceutical industry has experienced large scale employee lay-offs and cutbacks.

Competitive And Regulatory Factors. Factors such as competition from generic drugs following patent expiration, more stringent regulatory requirements and the increasing complexity and length of clinical trials have resulted in increasing market pressure on profit margins.

Globalization of Clinical Research and Development. Due to the increasing cost of new drug development, many projects that are not expected to achieve sufficient annual worldwide revenue are abandoned. Pharmaceutical companies are increasingly attempting to maximize returns from their drugs by pursuing regulatory approvals in multiple countries simultaneously rather than sequentially. A pharmaceutical company seeking approval in a country in which it lacks experience or internal resources will frequently turn to an outsource vendor for assistance in interacting with regulators or in organizing and conducting clinical trials.

Complex and Stringent Regulation; Need for Technology Capabilities. Increasingly complex and stringent regulatory requirements have increased the volume of data required for regulatory filings and escalated the demand for data collection and analysis during the drug development process. In recent years, the FDA and the corresponding regulatory agencies of Canada, Japan and Europe have developed many common standards for pre-clinical and clinical studies and the format and content of applications for new drug approvals. Further, the FDA encourages the use of computer-assisted filings in an effort to expedite the approval process. As regulatory requirements have become more complex, the pharmaceutical and biotechnology industries are increasingly outsourcing to leverage data management expertise, technological capabilities and global presence.

Escalating Research and Development Expenditures. R&D expenditures in 2000 for the major pharmaceutical companies in the world increased approximately 10% from the previous year. Such expenditures have resulted from an increased emphasis on developing effective products for the treatment of chronic disorders and life threatening acute conditions such as infectious diseases. One of the reasons the cost of developing therapies for chronic disorders, such as arthritis, Alzheimer's disease and osteoporosis is higher, is because the treatments must be studied for a longer period to demonstrate their effectiveness in curbing the chronic disorder and to determine any possible long-term side effects.

Reducing Drug Development Time Requirements. Pharmaceutical and biotechnology companies face increased pressure to bring new drugs to market in the shortest possible time, thereby reducing costs, maintaining market share and speeding revenue production. Currently, total development of a new drug takes approximately 8 to 15 years, a significant portion of a drug's 20 year period for protection under U.S. patent laws. Pharmaceutical and biotechnology companies are attempting to increase the speed of new product development and maximize the period of marketing exclusivity and thus economic returns for their products, by outsourcing development activities. Some pharmaceutical companies are beginning to contract with one organization to conduct preclinical and all phases of clinical trials for new product programs rather than contracting phases of drug development to several different companies.

New Drug Development Pressures. R&D expenditures have increased as a result of the constant pressure to develop and patent products, and to respond to the demand for products for an aging population and for the treatment of chronic disorders and life-threatening conditions. In response to this pressure, trial sponsors are outsourcing preclinical/clinical trials in order to use internal resources to develop additional drugs.

Growth of Biotechnology Industry. The biotechnology industry and the number of drugs produced by it which require FDA approval have grown substantially over the past decade. Many biotechnology companies have chosen not to expend resources to develop sufficient staff or expertise to conduct clinical trials in-house, but rather have utilized outside providers to perform these services.

These trends have created even greater competitive demands on the industry to bring products to market efficiently and quickly.

RECENT TRENDS IN THE PHARMACEUTICAL INDUSTRY
--------------------------------------------

The pharmaceutical and CRO industry is experiencing 10-15% annual growth. The market opportunity points towards continued growth for the long-term, fueled by the demographics of an aging population and the increased demands of pharmaceutical, biotech and medical device sponsors for the development of new drugs to build the pipeline of potential new medicines required for sustained growth.

Discovering and developing new chemical entities is the life-force of the pharmaceutical and biotechnology industries. PhRMA estimates that there are about 1,000 medicines in development - either in human clinical trials or at the FDA awaiting approval. A study conducted by PriceWaterhouse Coopers estimates that sequencing of the human genome could produce as many as 25,000 new biological targets.

Suddenly, technology has created the possibility that sponsors can dramatically increase the number of new chemical entities they discover and slate for development. This capability could not have come at a better time. Sponsors need many new chemical entities ("NCEs") in their pipelines so that a stream of innovative products can be generated to feed investors' demands for sustained double-digit earnings growth. The current thinking is that drug companies will have to become about three times as productive to grow 10% annually. PhRMA's March 1997 survey says that big pharmaceutical companies require three target NCEs annually, medium-sized companies require two, and small companies require at least one just to maintain revenue growth in a highly competitive environment.

The fact that Research and Development budgets are at all time highs, PhRMA estimates that R & D expenditures now approximate 18.5% of sales, suggests that companies are seriously exploring innovative high tech methods for the discovery process. According to research by Covance, Inc. pharmaceutical and biotechnology companies anticipated spending $54 billion on R&D in 2000. Of that amount approximately 20% was spent on data handling and management.

The reality is that despite tremendous R&D expenditures, the industry has been slow to invest in new technologies. CenterWatch estimates that the industry spends only about $128 million, or 1.2% of the $10.8 billion data handling and management dollars on EDC clinical information systems management. This is in sharp contrast to the aerospace and auto motive industries, in which technology purchases are estimated to be 5% of industry revenues.

At present, the industry shows historic 10% annual growth in clinical spending, which has obvious implications for all phases of pre-clinical and clinical trial testing. According to UBS Securities LLC, about $3.1 billion was outsourced to CROs in 1997, an estimated $3.7 billion in 1998, $4.3 billion by 1999 and $5.1 billion by 2000, representing 17.4% annual growth in this four year period. A variety of outside contractors besides CROs stand to benefit from this positive trend, most notably site management organizations, technology vendors, individual sites and physician practice management organizations.

CLINICAL TRIAL OVERVIEW

THE INDUSTRY

In order for a drug or medical device to be marketed in the United States, Europe or Japan, the drug or device must undergo extensive testing and regulatory review to determine that it is safe and effective.

To support an application for regulatory approval, clinical data must be collected, reviewed and compiled. Clinical data is collected from case report forms ("CRF") that are submitted to and filled out by an investigator, typically a doctor or research assistant who is participating in the clinical trial. These CRFs can be five to several hundred pages long and document a series of visits by patients over a period of time.

Once information is collected about the patient by the investigator and the relevant portion of the CRF is filled out, it is then submitted to either the sponsor of the study or the CRO. The data is then input manually into a database. Typically, double data entry is used in order to resolve errors.

TrialMaster allows participants in the clinical trial process such as a sponsor or CRO to perform data collection, handling and transmission via a direct, secure Internet connection. After the CRFs are Internet enabled and the validation criteria encoded, the CRF forms are distributed via the Internet from the Company's server to the sites where the clinical trials are to take place. In addition to installing the application, OmniComm provides the necessary infrastructure components including network consulting and implementation, hardware procurement, hosting and maintenance.

The regulatory review process is time consuming and expensive. A new drug application (NDA) can take up to 2 years before it is approved. This is in addition to 3 to 8 years of studies required to provide the data to support the NDA. The following is an overview of the process that is generally undertaken to bring a drug or device to market:

(1) Preclinical Research (1 to 3.5 years). In vitro ("test tube") and animal studies are used to establish the relative toxicity of the drug over a wide range of doses and to detect any potential to cause birth defects or cancer. If results warrant continuing development of the drug, the manufacturer will file an IND (Investigational New Drug Application), upon which the FDA may grant permission to begin human trials.

(2) Clinical Trials  (3.5 to 8 years)

a. Phase I (6 months to 1 year). Basic safety and pharmacology testing is conducted in 20 to 100 human subjects, usually healthy volunteer testing includes studies to determine how the drug works, how it is affected by other drugs, where it goes in the body, how long it remains active, and how it is broken down and eliminated from the body.

b. Phase II (1 to 2 years). Basic efficacy (effectiveness) and dose-range testing is conducted in 100 to 1,000 afflicted volunteers to help determine the best effective dose, confirm that the drug works as expected, and provide additional safety data.

c. Phase III (2 to 5 years). Efficacy and safety studies are conducted in 1,000 to 10,000 patients at multiple investigational sites (hospitals and clinics) which can be placebo-controlled trials, in which the new drug is compared with a placebo or studies comparing the new drug with one or more drugs with established safety and efficacy profiles in the same therapeutic category.

d. Treatment Investigational New Drug ("TIND") (may span late Phase II, Phase III, and FDA review). When results from Phase II or Phase III show special promise in the treatment of a serious condition for which existing therapeutic options are limited or of minimal value, the FDA may allow the manufacturer to make the new drug available to a larger number of patients through the regulated mechanism of a TIND. Although less scientifically rigorous than a controlled clinical trial, a TIND may enroll and collect a substantial amount of data from tens of thousands of patients.

e. New Drug Application ("NDA") Preparation and Submission. Upon completion of Phase III trials, the manufacturer assembles the statistically analyzed data from all phases of development into a single large document, the NDA, which comprises, on average, 100,000 pages.

f. FDA Review and Approval (1 to 2 years). Careful scrutiny of data from all phases of development (including a TIND) is used to confirm that the manufacturer has complied with regulations and that the drug is safe and effective for the specific use (or "indication") under study.

g. Post-Marketing Surveillance and Phase IV Studies. Federal regulation requires the manufacturer to collect and periodically report to the FDA additional safety and efficacy data on the drug for as long as the manufacturer markets the drug (post-marketing surveillance).

An integral part of the clinical trial process is the monitoring of the clinical sites by monitors. These monitors visit sites throughout the clinical trial to confirm that the sites are acting in accordance with good clinical practices and filling out the documentation appropriately.

GOVERNMENT REGULATION
---------------------

To alleviate the enormous amount of paperwork that is generated and submitted for purposes of receiving approval, the United States Food and Drug Administration ("FDA") promulgated regulations on March 20, 1997 concerning the electronic submission of data to the FDA: 21 CFR Part 11 "Electronic Records; Electronic Signatures; Final Rule". This regulation provided for the voluntary submission of parts or all of regulatory records in electronic format without an accompanying paper copy. Also, the FDA promulgated "Providing Regulatory Submissions in Electronic Format- General Considerations". More recently, the FDA promulgated a guidance document "Computerized Systems Used In

Clinical Trials" which provides guidance to industry when utilizing a computer system in a clinical trial. The FDA, however, does not directly regulate the TrialMaster system.

THE OMNICOMM SOLUTION

TRIALMASTER

OmniComm has developed and is marketing TrialMaster as an Application Service Provider. TrialMaster is a web-based B2B enterprise management system for conducting and managing clinical trials. The Company utilizes a trial-independent database to quickly generate the necessary data infrastructure to proceed with the clinical trial process.

TrialMaster enables participants in the clinical trial process to utilize the inherent benefits of the Internet - pervasiveness, scalability, efficiency and security - to conduct and manage clinical trials in a real-time paperless electronic environment.

In addition to its core activities, TrialMaster incorporates communications, time and financial management and outcomes tracking.

TrialMaster is an open system that is fully integratable with existing legacy data systems such as Oracle(R) and Microsoft SQL(R). The application utilizes a standard browser such as Internet Explorer 5.0(R).

The cost for implementing the application is based on a data point per page/per patient fee that will increase or decrease depending on the size of the trial in terms of patients/subjects and the length of time to conduct the trial. TrialMaster allows clinical data to be entered directly from a source document such as a patient record or doctor's notes via computer. The clinical data is transmitted via the Internet to a secure server where the data is validated and stored.

TrialMaster significantly impacts the clinical trial process in the following three areas: Data Collection, Validation/Edit Queries, and Monitoring.

--------------------------------------------------------------------------------

A.  Data Collection Comparison

Clinical data is collected from the Clinical Report Forms ("CRF") that are submitted to and filled out by an investigator - a doctor or research assistant - who is participating in the clinical trial. These forms can be five to several hundred pages per patient and encompass a series of visits by patients over a period of time.
--------------------------------------------------------------------------------
Current System                                 TrialMaster System

The cost to process data is approximately      The cost to process the data is
$7.00 to $25.00 per page per patient.          approximately two to five times
                                               less per page per patient.

The time to process the data can take          The time to process the data is
anywhere from one to eight weeks.              reduced since data can be
                                               entered in real-time with
                                               validation occurring instantly..
--------------------------------------------------------------------------------
B.  Validation and Edit Query Comparison

Upon submission, data is reviewed to see whether the collected data is within certain parameters of the clinical trial, primary validation. If data is outside of the clinical trial parameters or there are typographical errors or similar data problems the data collection process will generate an edit query. This edit query must be submitted to the investigator for resolution and resubmitted for data processing.
--------------------------------------------------------------------------------
Current System                                 TrialMaster System

The cost to process an edit query is           The number of edit queries is
approximately $80-$115 per query.              significantly reduced because
For a large trial it is not                    the system does the validation
uncommon to generate 500-1,000 edit            when the data is inputted.
queries a week.

The time to process the data for each
patient can take anywhere from three
to eight weeks.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
C.  Monitoring

Study monitors are an integral and necessary part of the clinical trial process. These individuals travel to clinical sites to ensure that the investigators are complying with good clinical practice ("GCP") standards. Essentially, their role is to make sure clinical data is being collected and submitted in a safe, timely and accurate manner. Monitoring and its associated costs such as travel can exceed one quarter of the total costs of a clinical trial.
--------------------------------------------------------------------------------
Current System                                  TrialMaster System
The cost for a monitoring visit can vary        The number of visits can be
from $1,000 to $3,000 per visit per site.       reduced because the status of
A trial can require as many as three to         sites can be monitored remotely
seven visits.                                   and in real time.

                                                Monitoring hours can be reduced
The time for each visit is usually one          by 50%. In addition, monitoring
to two days.                                    visits can be more efficiently
                                                scheduled due to the
                                                availability of more accurate
                                                and complete information on the
                                                trials.
--------------------------------------------------------------------------------

Source: F.A.C/Equities

In view of the historically inefficient and labor intensive nature of the clinical trials field, the TrialMaster application is strategically poised to help transform the industry:

     .    Reduced time     -  50% faster to completion of study with TrialMaster
     .    Reduced costs    -  80% less expensive to process information
                              65% less personnel needed to complete the study
     .    Improved results -  80% improvement in data discrepancy


Source: F.A.C/Equities

The primary of objective of EDC services is to reduce inefficiencies in data capture and review. TrialMaster is designed to reduce those inefficiencies and hasten the development and approval of new drugs.

SALES AND MARKETING

EDC services are currently utilized in approximately 10% of clinical trials and the EDC market can be characterized as emerging growth with revenues in 2000 of approximately $128 million as estimated by CenterWatch. The Company's marketing and sales budget has limited the effectiveness of its market penetration to date. The Company is focusing a large portion of its sales efforts at small and mid-size pharmaceutical, medical device and clinical research organizations. These types of clients are considered a prototypical client since TrialMaster is capable of providing both an operating efficiency to the clinical trial process as well as potential cost savings. Small and mid-size companies are unlikely to have the technological resources necessary to develop a product like TrialMaster.

TrialMaster can be used within any segment of the pharmaceutical, biotech and medical device industry. To date, OmniComm has taken a deliberative approach to marketing TrialMaster to the pharmaceutical industry. This is a $54 billion market, dominated by companies such as Pfizer, Johnson & Johnson and Eli Lilly. The following are the relevant factors for approaching these markets:

     .    Access to "validators" for the market.
     . Relatively standardized and advanced approach to clinical trial process.
     . A very competitive market with relatively short product cycles providing for a need to get products to market quickly.
     . A tight group of opinion leaders within the market segment with which we have direct relationships.

The Company is also establishing relationships with "opinion leaders" and decision-makers in other specialties within the clinical trial industry. In this regard, the Company has created a Medical Advisory Board to advise the Company on the development and marketing of the TrialMaster system. The Medical Advisory Board will also provide a platform to contact these opinion leaders and to provide information about the application. OmniComm is also using traditional methods to market TrialMaster, including advertising in trade periodicals and attending a number of medical conventions including, the American College of Cardiology, Drug Information Association and The American Heart Association.

Current Implementation

The Company is involved in conducting or developing multi-center, clinical trials for seven clients. In addition, the Company completed in 2000 a multi-center, multi-nation clinical trial with a European based medical device company and a European based clinical research organization. The clinical trial encompassed 400 patients in 42 sites throughout Canada, Western Europe, and Scandinavia.

The Company is in negotiations with several US based pharmaceutical and clinical research organization's to implement TrialMaster. The Company executed a Strategic Alliance Agreement with ClinARC in October 2000 providing for a joint

COMPETITION

The Company competes in the electronic data capture (EDC) market. This industry can be characterized as rapidly evolving, highly competitive and fragmented.

There are other entities that compete with the Company's Internet based data collection system, TrialMaster. The principal competitors include Phase Forward Incorporated, CB Technologies, PHT Clinical Networks and eResearch Technology. Most of these competitors have significantly greater financial, technical and marketing resources, or name recognition than that of the Company. In addition, other companies could enter the EDC market due to the vast size of the market opportunity. The Company believes that the most significant competitive factors it faces are a lack of operating history and an attendant perception of a lack of experience in competing in such a changing and competitive environment.

The Company believes, however, that its technical expertise, the knowledge and experience of its principals of the industry, quality of service, responsiveness to client needs and speed in delivering solutions will allow it to compete favorably within this environment. Further, the Company believes that none of the aforementioned companies have developed an approach to the clinical trial process that is as malleable and customizable as TrialMaster.

MEDICAL ADVISORY BOARD

Given the Company's basic approach in developing and marketing the TrialMaster application as if it were a medical device, the Company has formed a Medical Advisory Board. The purpose of the Board is to advise and consult the Company on the development, implementation and marketing of the TrialMaster application. Currently, there is one member on the Board:

Dr. Gervasio Lamas. brings to OmniComm a wealth of practical and academic experience in the design and execution of clinical trials, and many years of experience and contacts in the pharmaceutical industry, device industry and federal government. Dr. Lamas is a graduate of Harvard University (1974), and the NYU School of Medicine (1978). Dr. Lamas completed his medical and cardiology training at Harvard Medical School and Brigham and Women's Hospital in Boston, Massachusetts, where he was on the faculty until 1993. He has authored or co- authored over 100 publications and reports in numerous research areas in the cardiovascular field, with a particular focus on the treatment of patients with coronary disease and disorders of heart rhythm. His research has led to first author publications in medical journals such as the "New England Journal of Medicine" and "Circulation." At present, Dr. Lamas serves as Principal Investigator, Study Chairman, Co-Chairman, or National Leader in many ongoing national and international multi-center trials in the fields of coronary disease, congestive heart failure, cardiac pacing and preventive cardiology. In these roles, he coordinates the activities of a network of over 200 clinical centers worldwide.

INTELLECTUAL PROPERTY RIGHTS

The Company relies upon a combination of non-disclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. The Company enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

On May 18, 1999, the Company filed a provisional application and on May 17, 2000 the Company filed its follow up formal application for the patent on the TrialMaster product. (Described in the applications as the "Distributed System and Method for Collecting and Evaluating Clinical Data" Serial No. 60/134,671 for the provisional application, Serial No. 09/573,101 for the formal application.) The Company is in the process of registering a number of trademarks including "OMNICOMM SYSTEMS, INC.," and has registered "TRIALMASTER," as well as copyrights on any computer software applications produced by the Company. The Company intends to make such other state and federal registrations as the Company deems necessary and appropriate to protect its intellectual property rights.

EMPLOYEES

The Company currently has 20 full time employees and 2 part time employees. The Company believes that relations with its employees are good. None of our employees is represented by a union. The Company has employment agreements with its Chief Executive Officer, Chief Financial Officer and Chief Technology Officer. The loss of the services of any of its executive officers could have a materially adverse effect on the business or operations of the Company. The Company stresses the importance of attracting, retaining and motivating employees capable of advancing the Company's business goals.


ITEM NO. 17 MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATIONS

                          FORWARD-LOOKING STATEMENTS
                          --------------------------

Statements contained in this Form SB-2 that are not historical fact are "forward looking statements". These statements can often be identified by the use of forward-looking terminology such as "estimate", "project", "believe", "expect", "may", "will", "should", "intends", or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. We wish to caution the reader that these forward-looking statements, such as statements relating to timing, costs and of the acquisition of, or investments in, existing business, the revenue or profitability levels of such businesses, and other matters contained in this Form SB-2 regarding matters that are not historical facts, are only predictions. No assurance can be given that plans for the future will be consummated or that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these plans and projections and other forward-looking statements are based upon a variety of assumptions, which we consider reasonable, but which nevertheless may not be realized. Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize, and unanticipated events and circumstances may occur subsequent to the date of this Form SB-2. Therefore, our actual experience and results achieved during the period covered by any particular projections or forward-looking statements may differ substantially from those projected. Consequently, the inclusion of projections and other forward-looking statements should not be regarded as a representation by us or any other person that these plans will be consummated or that estimates and projections will be realized, and actual results may vary materially. There can be no assurance that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate. The Company does not undertake any obligation to update or revise any forward-looking statement made by it or on its behalf, whether as a result of new information, future events or otherwise.


MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following information should be read in conjunction with the Consolidated Financial Statements and Notes thereto and other information set forth in this report.

General

The Company changed the focus of its core business during 1999. The company is a provider of Internet based database products that integrate significant components of the clinical trial process, including the collection, compilation and validation of clinical trial data. Prior to 1999 the Company was a computer systems integrator providing services and hardware sales for the installation of local and wide area networks.

The Company expects to continue phasing out the systems integration segment of its business throughout 2001. Virtually all of the Company's personnel are involved in the development and marketing of the Company's TrialMaster product.

Nine Months Ended September 30, 2001 Compared With the Period Ended September 30, 2000

Results of Operations

Revenues

Revenues for the period ended September 30, 2001 were $102,740 compared to $51,914 for the same period in 2000. Revenues associated with the Company's Internet based clinical trial products were approximately $79,543 and $4,167 for 2001 and 2000 respectively. Systems integration revenues in 2001 were approximately $23,197 versus $47,747 in fiscal 2000. The Company expects systems integration revenues in 2001 to slightly decrease in comparison to 2000.

The Company's TrialMaster product is currently being sold as an application service provider ("ASP") that provides electronic data capture ("EDC") and other services such as an enterprise management suite which assists its clients in the pharmaceutical, biotechnology and medical device industries in accelerating the completion of clinical trials.

TrialMaster contracts provide for pricing that is based on both the size and duration of the clinical trial. Size parameters include the number of patients participating in the trial and the number of data points being collected per patient. The client will pay a trial setup fee based on the previously mentioned factors, and then pay an on-going maintenance fee for the duration of the clinical trial that provides software, network and site support during the trial. Generally, these contracts will range in duration from 4 months to several years. Setup fees are generally earned prior to the inception of a trial, however, the revenues will be recognized in accordance with SEC Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" which requires that the revenues be recognized ratably over the life of the contract. The maintenance fee revenues are earned and recognized monthly. Costs associated with contract revenues are recognized as incurred.

Cost of Sales

Cost of sales was $89,810 for the period ended September 30, 2001 versus $43,436 for the period ended September 30, 2000. The increase in cost of sales is attributable to the Company's increase in personnel in its development programming and Q/A functions offset by a curtailment of its systems integration business segment. Included in cost of sales is $73,563 in labor costs associated with clinical trial production and support in 2001 compared with $0 in 2000. The Company anticipates increasing development programming labor costs on an absolute basis as its trial revenues increase. We expect labor costs to decrease on a relative percentage basis as we increase our trial base and develop economies of scale with regard to trial production.

The Company does not anticipate that systems integration costs will be a significant source of expense in 2001. The Company anticipates that the commercialization of its database product TrialMaster and its related components will be the source of most of its cost of sales.

Other Expenses

Salaries, Employee Benefits and Related Expenses

Salaries and related expenses is the Company's biggest expense at 58.5% of total Other Expenses for 2001. Salaries and related expenses totaled $1,403,599 in 2001 compared to $2,373,022 in 2000. The Company increased its personnel in 2000 in anticipation of marketing both TrialMaster and WebIPA. The increase encompassed additional computer programmers, and increased sales and marketing personnel. The Company has reduced its sales and marketing personnel primarily through the closure of its European office based on its decision to focus on building its clinical trial clientele domestically in the US. In addition, the Company was able to reduce its research and development personnel through the consolidation of its Tampa, Florida and Miami, Florida offices. The Company currently employs approximately 19 employees out of its Miami corporate office. The Company expects to increase headcount within its technology and sales & marketing based functions in concert with anticipated increases in TrialMaster clients during the fourth quarter of 2001 and during fiscal 2002.

Rent

Rent expense was $141,719 for the period ended September 30, 2001 compared with $203,250 for the comparable period in fiscal 2000. The decrease can be attributed to $36,989 paid as a lease settlement in 2000 and approximately $29,117 in rent expense for the Company's office in Amsterdam incurred in fiscal 2000 which did not recur in 2001 due to the closure of the Amsterdam office in connection with the bankruptcy filing of the Company's European subsidiary, OmniTrial B.V, offset by approximately $4,575 paid in additional rent in 2001 pursuant to standard lease cost of living adjustments.

Consulting Expenses

Consulting expenses, which are comprised of medical advisory, product development and marketing and sales consultants were $33,109 for the period ended September 30, 2001 compared to $260,065 in fiscal 2000. The decrease can be attributed to several factors. There was a decrease in marketing and sales consulting expense of $71,049 caused by the conversion of two sales consultants into marketing executives of the Company. There was a decrease of $117,667 in medical advisory consulting expenses that is directly correlated to a restructuring of the Company's medical advisory board. Product development fees were reduced by $38,240 through the diminished use of temporary employees within the Company's research and development function.

Legal and Professional Fees

Legal and professional fees decreased to $134,696 in the period ended September 30, 2001 compared to $533,047 in the same period in 2000. The decrease can be attributed to investment banking and financial advisory fees totaling $430,669 in 2000 versus $52,500 in fiscal 2001. Legal and accounting fees were $82,196 in 2001 compared to $102,378 for the same period in fiscal 2000.

Telephone and Internet

Telephone and Internet related costs were reduced by $89,789 due to decreased telephone and Internet access costs associated with the closing of the Company's offices in Amsterdam, the Netherlands and Tampa, Florida, and a decrease in overall long-distance charges associated with the closed facilities. In addition, there were credits due which were not recognized during the first nine months of 2000 totaling approximately $37,200 for excess charges by the Company's long distance and network access provider. The Company does not anticipate increasing in access charges during fiscal 2001 based on its own existing communications infrastructure and its projected 2001 clinical trial workload.

Selling, General and Administrative

Selling, general and administrative expenses ("SG&A") includes all office oriented expenses, advertising, public relations and marketing costs and all other expenses not directly chargeable to either cost of sales or specifically detailed income statement categories. These expenses were approximately $83,858 in fiscal 2001 compared to $527,362 in fiscal 2000. A portion of the decrease is a result of reduced expenditures for advertising ($118,443), conferences and seminars ($52,955), marketing ($66,977) and general office related costs ($137,756) in comparison with fiscal 2000. In addition, during fiscal 2000, the Company had SG & A expenses of approximately $47,761 in its European operation.

Depreciation and Amortization

Depreciation and amortization expense was $250,220 for fiscal 2001 compared with $291,468 for fiscal 2000. The decrease is a result of an increase in depreciation expense in 2001 of approximately $7,654 that is associated with additional computer and office equipment and in amortization expense from debt acquisition costs of $31,222 offset by a decrease in the amortization of the non-compete covenant, goodwill and software development costs associated with the Education Navigator acquisition in 1998 of $30,000, $39,639 and $7,292, respectively.

Three Months Ended September 30, 2001 Compared With the Period Ended September 30, 2000

Results of Operations

Revenues

Revenues for the period ended September 30, 2001 were $45,561 compared to $11,154 for the same period in 2000. Revenues associated with the Company's Internet based clinical trial products were approximately $45,561 and $4,167 for 2001 and 2000 respectively. Systems integration revenues in 2001 were approximately $0 versus $6,987 in fiscal 2000.

Cost of Sales

Cost of sales was $51,613 for the period ended September 31, 2001 versus $(3,088) for the period ended September 30, 2000. The increase in cost of sales is attributable to increased labor costs for clinical trial development and support functions.

The Company does not anticipate that systems integration costs will be a significant source of expense in 2001. The Company anticipates that the commercialization of its database product TrialMaster and its related components will be the source of most of its cost of sales.

Other Expenses

Salaries, Employee Benefits and Related Expenses

Salaries and related expenses is the Company's biggest expense at 54.3% of total Other Expenses for 2001. Salaries and related expenses totaled $410,484 in 2001 compared to $861,694 in 2000. The Company increased its personnel in 2000 in anticipation of marketing both TrialMaster and WebIPA. The increase encompassed additional computer programmers, and increased sales and marketing personnel. The Company has reduced its sales and marketing personnel primarily through the closure of its European office based on its decision to focus on building its clinical trial clientele domestically in the US. In addition, the Company was able to reduce its research and development personnel through the consolidation of its Tampa, Florida and Miami, Florida offices. The Company currently employs approximately 19 employees out of its Miami corporate office. The Company expects to increase headcount within its technology based functions in concert with anticipated increases in TrialMaster clients during fiscal 2001 and is likely to increase its sales and marketing force in an effort to increase its profile in the clinical trial community. The Electronic Data Capture ("EDC") market within the clinical trial industry remains an emerging growth market. The company expects the adoption rate of EDC services to continue growing dramatically for the next 2 to 3 years as the pharmaceutical industry evaluates the impact on drug development timetables.

Rent

Rent expense was $63,732 for the period ended September 30, 2001 compared with $40,842 for the comparable period in fiscal 2000. The increase can be attributed to approximately $12,000 paid in 2001 as part of a lease settlement on the Company's Tampa office, approximately $6,600 in additional rent expense for the Company's office in the Netherlands and approximately $4,290 paid in additional rent in 2001 pursuant to standard lease cost of living adjustments.

Consulting Expenses

Consulting expenses, which are comprised of medical advisory, product development and marketing and sales consultants were $33,109 for the period ended September 30, 2001 compared to $57,612 in fiscal 2000. The decrease can be attributed to several factors. There was an increase in marketing and sales consulting expense of $5,984 associated with new client contact initiatives launched in September 2001 by the Company. There was a decrease of $28,667 in medical advisory consulting expenses that is directly correlated to a restructuring of the Company's medical advisory board. Product development fees were reduced by $1,820 through the diminished use of temporary employees within the Company's research and development function.

The Company may incur increased marketing and sales consulting expense over the next 6 to 18 months as it seeks to increase our market penetration. We view the additional consulting expense as a cost effective means of stepping up our sales efforts without incurring additional fixed salary costs.

Legal and Professional Fees

Legal and professional fees decreased to $33,779 in the period ended September 30, 2001 compared to $127,069 in the same period in 2000. The decrease can be attributed to investment banking and financial advisory fees totaling $85,712 in 2000 versus $7,500 in fiscal 2001. Legal and accounting fees were $26,279 in 2001 compared to $41,357 for the same period in fiscal 2000.

Telephone and Internet

Telephone and Internet related costs decreased by $5,698 due to the decreased telephone and Internet access costs associated with the closing of the Company's offices in Amsterdam, the Netherlands and Tampa, Florida. The Company does not anticipate any significant changes to its telephone and Internet access costs based on its own existing communications infrastructure and its projected 2001 and 2002 workload.

Selling, General and Administrative

Selling, general and administrative expenses ("SG&A") includes all office oriented expenses, advertising, public relations and marketing costs and all other expenses not directly chargeable to either cost of sales or specifically detailed income statement categories. These expenses were approximately $31,983 in fiscal 2001 compared to $119,840 in fiscal 2000. The significant components of the decrease are a result of decreased expenditures for advertising ($6,994), public relations ($27,377), marketing ($18,960) and general office related costs associated with the Company's office in the Netherlands of ($31,461) in comparison with fiscal 2000.

Depreciation and Amortization

Depreciation and amortization expense was $67,287 for fiscal 2001 compared with $96,999 for fiscal 2000. The decrease is a result of a decrease in depreciation expense in 2001 of approximately $6,197, and by decrease in the amortization of the goodwill and software development costs associated with the Education Navigator acquisition in 1998 of $39,639 and 7,293 offset by the increased amortization of debt acquisition costs of $23,417.

Liquidity and Capital Resources

The Company changed its primary focus to providing Internet based database applications to the clinical trial industry in mid 1998. At that time it began phasing out its systems integration business segment. Since the Company made TrialMaster and its related components its primary business, the Company has relied primarily on the proceeds from the sale of debt and equity securities to fund its operations.

Cash and cash equivalents increased by $766,302 to $857,260 at September 30, 2001. This was the result of cash provided by financing activities of $2,992,118 offset by cash used in operating activities of approximately $2,146,731 and $79,085 in investing activities. The significant components of the activity include a loss from operations of approximately $2,550,062, an increase in debt acquisition costs of $70,250 related to a private placement of the Company's debt, the purchase of property and equipment of approximately $79,085, offset by an increase in accounts payable and accrued expenses of approximately $105,478 and approximately $2,992,118 the company raised through the sale of debt and equity securities.

Because of the losses experienced in 1999, 2000 and the first nine months of 2001, the Company has needed to continue utilizing the proceeds from the sale of debt and equity securities to fund its working capital needs. The capital markets during the latter half of fiscal 2000 continuing through the present provided a difficult climate for the raising of capital because of the decline in value of publicly held technology stocks and the corresponding apprehension on the part of investors to invest in technology oriented firms. The softness in the capital markets coupled with the losses experienced caused working capital shortfalls. To compensate for its working capital needs the Company has used a combination of equity financing and short-term bridge loans.

The Company's primary capital requirements are for daily operations and for the continued development and marketing of the TrialMaster system. The Company's Management believes that its current available working capital, anticipated and subsequent sales of stock and or debt financing will be sufficient to meet its projected expenditures for a period of at least twelve months from September 30, 2001. The Company's capital requirements, will need to be funded through debt and equity financing, of which there can be no assurance that such financing will be available or, if available, that it will be on terms favorable to the Company.

Year Ended December 31, 2000 Compared With the Year Ended December 31, 1999

Results of Operations

Revenues

Revenues for the year ended December 31, 2000 were $70,976 compared to $1,259,214 for the same period in 1999. The substantial decrease is attributable to the Company significantly curtailing its systems integration business segment. Revenues associated with the Company's Internet based clinical trial products were approximately $17,825 and $0 for

2000 and 1999 respectively. Systems integration revenues in 2000 were approximately $53,151. The Company expects systems integration revenues in 2001 to parallel the results achieved in 2000

The Company's TrialMaster product is currently being sold as an application service provider ("ASP") that provides electronic data capture ("EDC") and other services such as an enterprise management suite which assists its clients in the pharmaceutical, biotechnology and medical device industries in accelerating the completion of clinical trials.

TrialMaster contracts provide for pricing that is based on both the size and duration of the clinical trial. Size parameters include the number of patients participating in the trial and the number of data points being collected per patient. The client will pay a trial setup fee based on the previously mentioned factors, and then pay an on-going maintenance fee for the duration of the clinical trial that provides software and network support during the trial. Generally, these contracts will range in duration from 12 months to several years. The maintenance fee revenues are earned and recognized monthly. Costs associated with contract revenues are recognized as incurred.

Cost of Sales

Cost of sales was $52,492 or 74.0% for the year ended December 31, 2000 versus $1,005,338 or 79.8% for the year ended December 31, 1999. The absolute decrease in cost of sales is attributable to the Company's curtailment of its systems integration business segment. The decrease in cost of sales on a percentage basis is primarily the result of the Company providing more high margin installation services in 2000 than hardware sales.

The Company does not anticipate that systems integration costs will be a significant source of expense in 2001. The Company's anticipates that the commercialization of its database product TrialMaster and its related components will be the source of most of its cost of sales.

Other Expenses

Salaries, Employee Benefits and Related Expenses

Salaries and related expenses is the Company's biggest expense at 47.6% of total Other Expenses for 2000. Salaries and related expenses totaled $2,895,108 in 2000 compared to $784,635 in 1999. The marked increase is attributable to an increase in headcount from approximately 8 employees during 1999 to an average of 23 employees in 2000. In addition, two employees were accounted for as consultants in 1999 and subsequently converted to full-time employees in 2000. The Company increased its personnel in 2000 in anticipation of marketing both TrialMaster and WebIPA. The increase encompassed additional computer programmers, and increased sales and marketing personnel. The Company has reduced its sales and marketing personnel primarily through the closure of its European office based on its decision to focus on building its clinical trial clientele domestically in the US. In addition, the Company was able to reduce its research and development personnel through the consolidation of its Tampa, Florida and Miami, Florida offices.

Rent

Rent expense was $242,471 for the year ended December 31, 2000 compared with $108,371 for the comparable period in 1999. The increase can be attributed to approximately $32,728 in rent expense for the Company's office in Amsterdam and an increase of approximately $20,990 in rent expense for the Company's Tampa office. In addition, the Company relocated its corporate office in November 1999 to a larger facility within the same office building. The move created approximately $80,000 in additional rent expense in 2000.

Consulting Expenses

Consulting expenses, which are comprised of medical advisory, product development and marketing and sales consultants were $269,998 for the year ended December 31, 2000 compared to $557,751 in fiscal 1999. The decrease of $287,753 was caused by several factors. There was a decrease in marketing and sales consulting expense of $130,030 caused by the conversion of two sales consultants into marketing executives of the Company. There was a decrease of $117,470 in medical advisory consulting expenses that is directly correlated to a curtailment of the Company's medical advisory board. In addition, there was medical advisory consulting expense recognized in connection with the payment of stock bonuses to several members of the medical advisory board in 1999. Product development fees were reduced by $40,253 through the reduced use of temporary employees within the Company's research and development function.

Legal and Professional Fees

Legal and professional fees increased to $613,797 in the year ended December 31, 2000 compared to $98,895 in the same period in 1999. The increase can be attributed to investment banking and financial advisory fees totaling $496,889 in 2000. Legal and accounting fees were $116,908 in 2000 compared to $98,895 for the same period in fiscal 1999.

Telephone and Internet

Telephone and Internet related costs increased by $130,749 due to the increased telephone and Internet access costs associated with the Company's additional offices in Amsterdam, the Netherlands and Tampa, Florida. The Company anticipates a reduction in access charges due to the closure of its European offices and the recent closing of its Tampa office.

Selling, General and Administrative

Selling, general and administrative expenses ("SG&A") includes all office oriented expenses, advertising, public relations and marketing costs and all other expenses not directly chargeable to either cost of sales or specifically detailed income statement categories. These expenses were approximately $617,006 in fiscal 2000 compared to $208,226 in fiscal 1999. A portion of the increase is a result of increased expenditures for advertising ($160,000), marketing ($87,000) and public relations ($30,000) in comparison with fiscal 1999. In addition, the Company had SG & A expenses of approximately $79,000 in its European operation.

Impairment of Equity Investment

On March 20, 2000 the Company entered into a stock purchase agreement under which it agreed to purchase a 25% interest in Medical Network AG EMN, a Swiss company ("EMN"). The agreement was set to close on April 20, 2000, provided that the purchase price for 25% of EMN's stock equity was $838,500 to be paid partly in cash and stock. Two cash payments totaling US $645,000 were to be paid in installments as follows: $335,000 on March 20, 2000, upon which EMN would deliver 10% of its stock equity, and $310,000 on April 20, 2000, upon which EMN would deliver the remaining 15% of its stock equity. In addition, the Company was to provide 41,883 shares of restricted common stock to EMN.

On March 20, 2000, the Company paid EMN $335,000, received 10% of EMN's equity and a seat on EMN's board. On April 20, 2000, the Company did not make the second payment of $310,000 or the stock payment of 41,883 shares to EMN and the stock purchase agreement did not close. On July 11, 2000, the Company and EMN agreed to renegotiate the terms of their agreement subject to the Company's success in finding adequate financing. As part of the renegotiation the Company has resigned its seat on EMN's board and offered to sell its 10% interest back to EMN. The Company accounts for its investment in EMN under the cost method of accounting. The Company has established a valuation allowance of $335,000 against its investment in EMN to reflect the uncertainty of the fair market value of the investment as of December 31, 2000.

Loss on Subsidiary Bankruptcy

As discussed in Item Fifteen of this filing OmniTrial BV, the Company's European subsidiary, filed for bankruptcy protection on or about September 6, 2000. In connection with the bankruptcy filing the Company has recognized a loss of approximately $78,131 which represents the value of the assets of OmniTrial immediately prior to the bankruptcy filing. The Company believes it is unlikely that any of the assets of OmniTrial will be recovered through the bankruptcy proceeding.

The Company has negotiated a settlement with the trustee which would provide (i) settlement of all matters relating to the case, (ii) release the Company from further claims, and (iii) return the servers to the Company in exchange for an amount to be paid to the trustee.

Depreciation and Amortization

Depreciation and amortization expense was $370,278 for fiscal 2000 compared with $299,402 for fiscal 1999. The increase is a result of an increase in depreciation expense in 2000 of approximately $108,147 that is associated with additional computer and office equipment offset by a $30,000 decrease in the amortization of the non-compete covenant associated with the Education Navigator acquisition in 1998.

Preferred Stock Dividends

Preferred stock dividends increased to $208,137 in fiscal 2000 compared with $34,021 for the comparable period in 1999. The expense in fiscal 2000 represents a full year's worth of dividends payable to preferred shareholders versus an average period outstanding of approximately 50 days in 1999.

Liquidity and Capital Resources

The Company changed its primary focus to providing Internet based database applications to the clinical trial industry in mid 1998. At that time it began phasing out its systems integration business segment. Since the Company made TrialMaster and its related components its primary business the Company has relied primarily on the proceeds from the sale of debt and equity securities to fund its operations.

Cash and cash equivalents decreased by $1,036,305 to $90,958 at December 31, 2000. This was the result of cash provided by financing activities of $3.8 million offset by cash used in operating activities of approximately $4.2 million and $664 thousand in investing activities. The significant components of the activity include a loss from operations of approximately $6.3 million, cash used in an equity investment in EMN of $335,000, the purchase of property and equipment of approximately $333,765, offset by an increase in accounts payable and accrued expenses of approximately $795,000 and approximately $3.9 million the company raised through the sale of debt and equity securities.

Because of the losses experienced in 1999 and 2000 the Company has needed to continue utilizing the proceeds from the sale of debt and equity securities to fund its working capital needs. The capital markets during the latter half of fiscal 2000 provided a difficult climate for the raising of capital because of the decline in value of publicly held technology stocks and the corresponding apprehension on the part of investors to invest in technology oriented firms. The softness in the capital markets coupled with the losses experienced caused working capital shortfalls. To compensate for its working capital needs the Company has used a combination of equity financing and short-term bridge loans.

The Company's primary capital requirements are for daily operations and for the continued development and marketing of the TrialMaster system. The Company's Management believes that its current available working capital, anticipated and subsequent sales of stock and or debt financing will be sufficient to meet its projected expenditures for a period of at least twelve months from December 31, 2000. The Company's capital requirements, will need to be funded through debt and equity financing, of which there can be no assurance that such financing will be available or, if available, that it will be on terms favorable to the Company.

ITEM NO. 18 DESCRIPTION OF PROPERTY

The Company's facilities are located at 2555 Davie Road, Suite 110-B, Davie, Florida 33317 ("Davie Office"). The Davie Office is the Company's headquarters, and costs $6,784 per month and comprises approximately 6,000 square feet. The Company believes that these facilities are adequate for its current and reasonably foreseeable future needs.

ITEM NO. 19 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Cornelis F. Wit, a Director of the Company, is currently a consultant to Noesis Capital Corp and served as an officer of Noesis until September. Noesis Capital Corp. has served as placement agent for the Company on three private placements of securities.

On December 16, 1999, the Company entered into a consulting agreement ("Agreement") with Guus van Kesteren and Cornelis F. Wit both of whom are directors of the Company. The Agreement provides for compensation to be paid to van Kesteren and Wit in the event sales leads or contacts developed by van Kesteren and Wit result in sales of the Company's TrialMaster system.

ITEM NO. 20 MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's common stock, $.001 par value, is traded on the over-the-counter bulletin board market. The Company's preferred stock is not traded. There has been trading in the Company's common stock since November 26, 1999. The symbol for the Company's common stock is OMCM.

Quarter Ending Fiscal Year                            High Bid                                Low Bid
--------------------------                            --------                                --------
---------------------------------------------------------------------------------------------------------------------
December 1999                                          $5.75                                   $3.50
---------------------------------------------------------------------------------------------------------------------
June 2000                                              $6.75                                   $2.06
---------------------------------------------------------------------------------------------------------------------
September 2000                                         $4.25                                   $1.50
---------------------------------------------------------------------------------------------------------------------
December 2000                                          $2.25                                   $0.63
---------------------------------------------------------------------------------------------------------------------
March 2001                                             $1.56                                   $0.38
---------------------------------------------------------------------------------------------------------------------
June 2001                                              $0.56                                   $0.25
---------------------------------------------------------------------------------------------------------------------
September 2001                                         $0.95                                   $0.38
---------------------------------------------------------------------------------------------------------------------


The bid price which states over-the-counter market quotations reflects inter-dealer prices without real mark-up, mark-down or commissions and may not necessarily represent actual transactions.

The Company has approximately 403 shareholders of record of its common stock as of December 10, 2001.

ITEM NO. 21 EXECUTIVE COMPENSATION

                          Summary Compensation Table

                                                                     Long term Compensation
                                 Annual Compensation                 Awards           Payouts
---------------------------------------------------------------------------------------------------------
       (a)           (b)      (c)         (d)       (e)         (f)          (g)        (h)        (i)
---------------------------------------------------------------------------------------------------------
                                                   Other                 Securities
Name                                               Annual   Restricted     Under-               All other
And                                               Compen-      Stock        Lying       LTIP     Compen-
Principal                                          sation     Awards       Options     Payout     sation
----------                                        --------  ----------   ----------    ------   ---------
     Position       Year   Salary ($)  Bonus ($)    ($)         ($)       SARs (#)      ($)        ($)
     --------       ----   ----------  ---------  --------  ----------   ----------    ------   ----------
David Ginsberg,
CEO/Director        2000    $134,255       $-0-    $  -0-         $-0-      240,000      $-0-     $16,759
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Peter Knezevich
CEO/Director        2000    $131,231       $-0-    $  -0-         $-0-          -0-      $-0-     $ 5,300
---------------------------------------------------------------------------------------------------------
                    1999    $ 84,278       $-0-    $  -0-         $-0-      897,568      $-0-     $ 4,000
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Randall Smith
President/Director  2000    $119,831       $-0-    $  -0-         $-0-      336,539      $-0-     $ 6,800
---------------------------------------------------------------------------------------------------------
                    1999    $ 84,278       $-0-    $6,205         $-0-      732,107      $-0-     $ 4,000
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Clifton Middleton
Vice President      2000    $100,899       $-0-    $  -0-         $-0-      252,000      $-0-     $ 3,000
---------------------------------------------------------------------------------------------------------
                    1999    $ 91,358       $-0-    $6,237         $-0-      534,113      $-0-     $ 3,000
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Gene Gordon
Vice President      2000    $115,000       $-0-    $  -0-         $-0-        2,000      $-0-     $ 6,600
---------------------------------------------------------------------------------------------------------


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                      Individual Grants
                                                      -----------------
         (a)                      (b)                       (c)                       (d)                       (e)
-----------------------------------------------------------------------------------------------------------------------------
                               Number of
                              Securities                % of Total
                              Underlying               Options/SARs
                               Options/                 Granted to
                                 SARs                  Employees in            Exercise or Base             Expiration
       Name                   Granted (#)               Fiscal Year             Price ($/Share)                Date
       ----                  ------------             --------------           -----------------            ----------
David Ginsberg                 200,000                      10.8%                    $5.50                  12/31/07
-----------------------------------------------------------------------------------------------------------------------------
David Ginsberg                  40,000                       2.2%                    $2.61                    8/2/05
------------------------------------------------------------------------------------------------------------------------------
Peter Knezevich                    -0-                       0.0%                      -0-                       n/a
-----------------------------------------------------------------------------------------------------------------------------
Randall Smith                    2,000                       0.1%                    $2.50                   7/30/09
-----------------------------------------------------------------------------------------------------------------------------
Clifton Middleton                2,000                       0.1%                    $2.50                   7/30/09
-----------------------------------------------------------------------------------------------------------------------------
Gene Gordon                      2,000                       0.1%                    $2.50                   7/30/09
-----------------------------------------------------------------------------------------------------------------------------

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

      (a)              (b)               (c)               (d)                                                   (e)
----------------------------------------------------------------------------------------------------------------------------

                                                                 Number of
                                                                 Securities                            Value of
                                                                 Underlying                          Unexercised
                                                                Unexercised                          In-the-money
                                                              Options/SARs at                      Options/SARs at
                 Shares Acquired                                 FY End (#)                           FY End ($)
                 On Exercise         Value Realized
     Name            (#)                  ($)           Exercisable      Unexercisable     Exercisable       Unexercisable
     ----        ----------------    --------------     -----------      -------------     -----------       -------------
David Ginsberg        -0-                 $-0-           240,000/             -0-               -0-               -0-
----------------------------------------------------------------------------------------------------------------------------
Peter Knezevich       -0-                 $-0-               -0-              -0-               -0-               -0-
----------------------------------------------------------------------------------------------------------------------------
Randall Smith         -0-                 $-0-             2,000            334,539             -0-               -0-
----------------------------------------------------------------------------------------------------------------------------
Clifton               -0-                 $-0-             2,000            250,000             -0-               -0-
 Middleton
----------------------------------------------------------------------------------------------------------------------------
Gene Gordon           -0-                 $-0-             2,000              -0-               -0-               -0-
----------------------------------------------------------------------------------------------------------------------------


ITEM NO. 22 FINANCIAL STATEMENTS

     The Registrants financial statements have been included as Exhibit 99 to the Registration Statement filed on Form SB-2.

ITEM NO. 23 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM NO. 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article VI of the Company's Articles of Incorporation authorizes the Company to indemnify directors and officers as follows:

1. So long as permitted by law, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed by such person to the corporation or its shareholders; provided, however, that, to the extent required by applicable law, this Article shall not relieve any person from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law authorizing this Article shall apply to or effect adversely any right or protection of any director for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.

In addition, the Company currently carries Directors and Officers liability insurance providing coverage against liability claims and providing reimbursement for legal representation of Directors and Officers.

ITEM NO. 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following are the expenses associated with this registration. None of the expenses associated with this registration shall be borne by the Selling Security Holders.

Registration Fee:       $ 1,599
Legal Fees:             $11,500
Accounting Fees:        $ 3,500
Printing                $ 1,000
Transfer Agent Fees:    $ 1,000
                        -------
Total Expenses:         $18,599
                        =======

ITEM NO. 26 RECENT SALES OF UNREGISTERED SECURITIES

Section 4(2) Transactions

On or about February 1997 OmniComm Systems, Inc. formerly known as The Premisys Group, Inc. was incorporated. Contemporaneous with the incorporation of OmniComm Systems, Inc. common stock was issued to Randy Smith and Lawton Jackson totaling 1,875,000 shares. On February 1, 1998, the Board of Directors of OmniComm Systems, Inc. authorized the issuance of 625,000 shares of common stock to Peter
S. Knezevich. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 in exchange for services rendered and to be rendered as evidenced by a written employment agreement. These shares were later exchanged when OmniComm merged with Coral Development in February 1999.

On or about December 1996, Coral Development issued 403,000 shares of common stock to MTC, the Parent corporation of Coral Development, in exchange for $30,000. The shares were issued pursuant to an exemption from registration contained in Section 4(2) of the Securities Act of 1933.

On June 26, 1998, prior to executing the merger agreement with Coral Development, the Company acquired Education Navigator, Inc. In exchange for all the issued and outstanding shares of Education Navigator, the Company issued 441,180 shares of common stock of the Company to the two shareholders of Education Navigator and issued promissory notes in the amount of $525,000. The shares and promissory notes were issued pursuant to an exemption from registration contained in Section 4(2) of the Securities Act of 1933. Subsequent to the acquisition of Education Navigator, the Company executed an employment agreement with Cliff Middleton, a shareholder of Education Navigator. In addition, pursuant to Section 422 of the Internal Revenue Code, the Company granted an incentive stock option to Cliff Middleton for 85,000 common shares at $.65 per share, vesting over 3 years beginning June 26, 1999.

On February 17, 1999, OmniComm Systems, Inc. and Coral Development finalized the merger pursuant to the terms and conditions set forth in the Agreement and Plan of Reorganization. All of the issued and outstanding shares of OmniComm Systems, Inc. were exchanged for 940,000 shares of common stock of Coral Development; or,
3.129 shares of OmniComm Systems for 1 share of Coral Development. The exchange and issuance of shares were issued pursuant to an exemption from registration contained in Section 4(2) of the Securities Act of 1933.

Both of the foregoing issuances concerning the merger transactions dated June 26, 1998 (acquisition of Education Navigator), and February 17, 1999 (merger with Coral Development Corp.), relied on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933 (the "Act"). The basis of the exemption is a transaction by an issuer that does not involve a public offering.

Critical to the application of the exemption is the availability of information to the offeree and her sophistication. The availability of information can be provided in two ways: access to information or disclosure.

In both transactions, the offerees were sophisticated; they have the financial and business experience to evaluate the offer. In the Education Navigator transaction the offerees were familiar with and professionals within the computer and Internet market and had experience with the risks associated with ventures involving start-up companies in the market. In the Coral/OmniComm transaction the offerees have a level of sophistication sufficient to appreciate the relative risks and benefits of being affiliated with a reporting company including the statutory obligations, both federal and state.

In both transactions the offerees were provided with full disclosure pursuant to agreements including audited financial information and written legal opinions. Also, in both cases, counsel who had sufficient experience with transactions of the type consummated represented the offerees.

The transaction involving Coral Development Corp. and MTC was a transaction involving a parent and a subsidiary where the parent had access to corporate information concerning the subsidiary.

Rule 506 Transaction - 10% Convertible Note

On January 18, 1999, Northeast Securities, Inc., as placement agent, began the distribution of a Confidential Private Placement Memorandum to accredited investors on behalf of the Company. Northeast received the following placement agent fees: 10% Commission (cash); 3% nonaccountable expense allowance (cash); $7,500 advance against non-accountable due diligence expense. The offering was closed on June 15, 1999 and as of August 1, 1999, the Company had received gross proceeds of $862,500 as a result of the private placement.

The offer and sale of the notes were made in reliance upon Rule 506,

Regulation D of the Securities Act of 1933. The offerees and purchasers were accredited investors who were provided with a private placement memorandum that met the requirements of Regulation D and who executed investor questionnaires.


Rule 701 Transactions

Rule 701 of the Securities Act of 1933, as amended (the "Act") is an exemption from registration for offers and sales of securities pursuant to certain compensatory benefit plans and contracts relating to compensation provided bonafide services are rendered not related to capital raising or pursuant to a written contract relating to compensation.

The Company granted an incentive stock option in accordance with Internal Revenue Code (IRC) Code Section 422 to Clifton Middleton to purchase 85,000 shares of common stock at $.65 a share over a three (3) year period. The options were granted pursuant to Rule 701 of the Act. The options were granted pursuant the Company's 1998 Incentive Stock Option Plan and pursuant to a contract relating to compensation and in accordance with Rule 701 of the Act.

The Company appointed Dr. Warren S. Grundfest to the Company's Medical Advisory Board. Dr. Grundfest was granted stock options and a stock bonus. The options and bonus stock were granted pursuant to the Company's 1998 Incentive Stock Option Plan and in accordance with Rule 701 of the Act.

The Company retained Mr. Lawrence Kronick to act as a consultant for the Company to assist in marketing the Company's TrialMaster(tm) system. Mr. Kronick was granted options pursuant to a written contract of compensation and pursuant to the Company's 1998 Incentive Stock Option Plan and in accordance with Rule 701 of the Act.

The Company appointed Dr. Richard Murphy to the Company's Medical Advisory Board. Dr. Murphy was granted stock options and a stock bonus. The options and bonus stock were granted pursuant to the Company's 1998 Incentive Stock Option Plan and in accordance with Rule 701 of the Act.

The Company appointed Dr. Sameer Mehta as its consulting Medical Director. Dr. Mehta was granted stock options and a stock bonus. The options and bonus stock were granted pursuant to the Company's 1998 Incentive Stock Option Plan and in accordance with Rule 701 of the Act.

The Company granted stock option and bonuses to employees of the Company. The stock bonuses totaled 51,377 shares of common stock. The options and bonus stock were granted pursuant to the Company's 1998 Incentive Stock Option Plan and in accordance with Rule 701 of the Act.


Regulation S and Section 4(2) - 5% Series A Convertible Preferred

On June 4, 1999, the Company entered into a private placement agreement ("Agreement") with Noesis Capital Corp. ("Noesis") wherein Noesis would act as the placement agent for the offer and sale of the Company's 5% Series A Convertible Preferred stock pursuant to and in accordance with Regulation S and
Section 4(2) of the Securities Act of 1933, as amended. Noesis received as a commission 10% of the gross proceeds received by the Company and a warrant to purchase at par value, $.001, 10% of the shares placed. The Company sold the preferred to foreign investors and to a small group of US based investors all of which were accredited investors. The offering was concluded on December 31, 1999. The Company received gross proceeds of $4,313,500.

Rule 506 - Common Stock

On July 24, 2000, the Company entered into a private placement agreement with Noesis, wherein Noesis would act as the placement agent for the offer and sale of the Company's common stock pursuant to and in accordance with Rule 506, Regulation D of the Securities Act of 1933, as amended. Noesis was entitled to receive as a commission 8% of the gross proceeds received by the Company and a warrant to purchase at $1.10 per share, 10% of the shares placed. In addition, Noesis was granted a 2% non-accountable expense allowance. The Company sold the common stock to foreign investors and to a small group of US based investors all of which were accredited investors. The offering was concluded on October 15, 2000. The Company received gross proceeds of $668,334 and incurred investment banking fees of $66,833.

Rule 506 Transaction - 12% Convertible Note

On January 1, 2001, Noesis Capital Corp., as placement agent, began the distribution of a Confidential Private Placement Memorandum to accredited investors on behalf of the Company. Noesis received the following placement agent fees: 5% commission (cash); warrants to purchase a number of shares equal to 10% of the number of shares issuable upon conversion of the Notes sold in the offering, at an exercise price of $.50 per share, exercisable for a period of five (5) years, commencing on the final closing date of the offering. The offering was closed on June 15, 2001. The Company received gross proceeds of $1,615,000 as a result of the private placement.

The offer and sale of the notes were made in reliance upon Rule 506, Regulation D of the Securities Act of 1933. The offerees and purchasers were accredited investors who were provided with a private placement memorandum that met the requirements of Regulation D and who executed investor questionnaires.

Rule 506 - 8% Series B Convertible Preferred

On August 31, 2001, the Company entered into an Agency Agreement ("Agreement") with Commonwealth Associates, LP. ("Commonwealth") wherein Commonwealth would act as the placement agent for the offer and sale of the Company's 8% Series B Convertible Preferred stock pursuant to and in accordance with Rule 506, Regulation D of the Securities Act of 1933, as amended. Commonwealth received as a commission 10% of the gross proceeds received by the Company and an option to purchase Placement Agent Units ("Units") equal to 15% of the shares placed. The Units consist of (a) 10,000 shares (the "Preferred Shares") of Series B Convertible Preferred Stock of the Company ("Preferred Stock"), each share of Preferred Stock convertible into 40 shares of common stock, par value $.001 per share (the "Common Stock") and (b) 5-year warrants (the "Warrants") to purchase 400,000 shares of Common Stock at an exercise price of $.25 per share of Common Stock, at an exercise price of $100,000 per Unit. The Company sold the preferred stock to a small group of US based investors all of which were accredited investors. The offering was concluded on September 9, 2001. The Company received gross proceeds of $2,000,000.

ITEM NO. 27 EXHIBITS
(a) Exhibits

(2)       (a)                  Agreement and Plan of Reorganization dated July 22, 1998:  Incorporated herein by reference to Form 8-K, dated March 3, 1999.  File No. 000-25203
-------------------------------------------------------------------------------------------------------------------
          (b)                  Amendment to Agreement and Plan of Reorganization:  Incorporated by herein by reference to Form 10-SB dated December 20, 1998.
-------------------------------------------------------------------------------------------------------------------
          (c)                  Plan of Merger:  Incorporated herein by reference to From 10-SB/A dated August 17,
                               1999.
-------------------------------------------------------------------------------------------------------------------
          (d)                  Agreement and Plan of Acquisition of WebIPA dated January 26, 2000:  Incorporated herein by reference to Form 8-K dated February 9, 2000.
-------------------------------------------------------------------------------------------------------------------
(3)       (a)        (i)       Certificate of Incorporation:  Incorporated herein by reference to Form SB-2 File
                               No. 333--6410
-------------------------------------------------------------------------------------------------------------------
                     (ii)      By-Laws:  Incorporated herein by reference to Form SB-2 File No. 333-6410.
-------------------------------------------------------------------------------------------------------------------
(4)       (a)                  Amendment to Articles of Incorporation - Authorization to issue Preferred Shares.
                               Incorporated herein by reference to Form 10-SB/A dated August 17, 1999.
-------------------------------------------------------------------------------------------------------------------
          (b)                  Certificate of Designation - 5% Series A Convertible Preferred Stock.  Incorporated
                               herein by reference to From 10-SB/A dated August 17, 1999.
-------------------------------------------------------------------------------------------------------------------
          (c)                  Certificate of Increase - 5% Series A Convertible Preferred Stock.  Incorporated
                               herein by reference to Form 10-KSB dated March 29, 2000.
-------------------------------------------------------------------------------------------------------------------
          (d)                  Certificate of Designation - 8% Series B Convertible Preferred Stock incorporated herein by reference to Form SB-2/A-1 dated October 15, 2001
-------------------------------------------------------------------------------------------------------------------
          (e)                  Amendment to Articles of Incorporation - Increase in Authorized Shares of Common
                               Stock dated November 16, 2001.
-------------------------------------------------------------------------------------------------------------------
(5)                            Opinion of Counsel, Jonathan D. Leinwand, P.A.
-------------------------------------------------------------------------------------------------------------------
(10)      (a)                  Employment Contracts:
-------------------------------------------------------------------------------------------------------------------
                     (i)       Randall G. Smith - Employment Agreement and Stock Option Agreement incorporated herein by reference to Form SB-2/A-1 dated October 15, 2001.
-------------------------------------------------------------------------------------------------------------------
                     (ii)      David Ginsberg, D.O. - Employment Agreement and Stock Option Agreement incorporated herein by reference to Form SB-2/A-1 dated October 15, 2001.
-------------------------------------------------------------------------------------------------------------------
                     (ii)      Ronald T. Linares. - Employment Agreement and Stock Option Agreement incorporated herein by reference to Form SB-2/A-1 dated October 15, 2001.
-------------------------------------------------------------------------------------------------------------------
          (b)                  1998 Stock Incentive Plan.  Incorporated herein by reference to Form 10SB-A dated
                               August 17, 1999.
-------------------------------------------------------------------------------------------------------------------
          (c)                  Medical Advisory Board Agreement. Incorporated herein by reference to Form 10SB/A dated August 17, 1999.
-------------------------------------------------------------------------------------------------------------------
          (d)                  Standard Agreement - Proprietary Protection.  Incorporated herein by reference to
                               Form 10-SB/A dated August 17, 1999.
-------------------------------------------------------------------------------------------------------------------
(23)                           Consent of Greenberg & Company, LLC., Registrants Independent Auditors dated August
                               13, 2001.
-------------------------------------------------------------------------------------------------------------------
(99)                           Financial Statements
-------------------------------------------------------------------------------------------------------------------

(b) Reports on Form 8-K
        Incorporated by reference to Form 8-K File No. 000-25203

ITEM NO. 28 UNDERTAKINGS

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                  SIGNATURES
                                  ----------

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Miami, State of Florida on December 14, 2001.

OmniComm Systems, Inc.
----------------------
(Registrant)

By:    /s/ David Ginsberg
---------------------------------------------
Name:      David Ginsberg
Title: Chief Executive Officer and President

       In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

By:    /s/ David Ginsberg
---------------------------------------------
Title: Chief Executive Officer and President
Date:  December 14, 2001

By:    /s/ Ronald T. Linares
---------------------------------------------
Title: Chief Financial and Accounting Officer
Date:  December 14, 2001

By:    /s/ Randall G. Smith
---------------------------------------------
Title: Chief Technology Officer and Director
Date:  December 14, 2001

By:    /s/ Guus van Kesteren
---------------------------------------------
Title: Director
Date:  December 14, 2001

By:    /s/ Harold Blue
---------------------------------------------
Title: Director
Date:  December 14, 2001

By:    /s/ Cornelis F. Wit
---------------------------------------------
Title: Director
Date:  December 14, 2001

                                 Exhibit Index

Exhibit
Number              Description
--------            -----------
Ex4_e               Certificate of Amendment

Ex5                 Opinion of Counsel

Ex23                Independent Auditor's Consent

Ex99_1              Report of Independent Certified Public Accountants